UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

EXCO RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXCO Resources, Inc.

Notice of 2012

Annual Meeting

of Shareholders

and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

Thursday, May 31, 2012

10:00 a.m. local time

Westin Park Central

Salon F

12720 Merit Drive

Dallas, Texas 75251

EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 Dallas, Texas 75251 (214) 368-2084 • Fax (214) 368-2087

April 16, 2012

Dear EXCO Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of EXCO Resources, Inc. The meeting will be held at 10:00 a.m. local time on Thursday, May 31, 2012, at the Westin Park Central, Salon F, 12720 Merit Drive, Dallas, Texas 75251. Your Board of Directors and management look forward to greeting those of you able to attend in person.

•	You will find enclosed a Notice of Meeting that identifies the proposals to be presented for your action.

•	You will find enclosed the 2011 Annual Report, which includes our financial statements.

Your vote is important. The Board of Directors appreciates and encourages shareholder participation in the company’s affairs. Whether or not you can attend the meeting, please read the proxy statement carefully, then vote your shares by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card promptly in the envelope provided, so that your shares will be represented at the meeting.

Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Whether you attend or not, please submit your proxy so your vote can be counted.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Douglas H. Miller

Chairman of the Board and Chief Executive Officer

Important notice regarding the availability of proxy materials for the annual meeting to be held on May 31, 2012: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2011 Annual Report to Shareholders are also available on our website at www.excoresources.com/EZproxy.

EXCO RESOURCES, INC.

12377 Merit Drive • Suite 1700

Dallas, Texas 75251

(214) 368-2084 • Fax (214) 368-2087

Notice of Annual Meeting of Shareholders

To Be Held May 31, 2012

The 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of EXCO Resources, Inc., a Texas corporation (“EXCO” or the “Company”), will be held at 10:00 a.m. local time on Thursday, May 31, 2012 at the Westin Park Central, Salon F, 12720 Merit Drive, Dallas, Texas 75251 for the following purposes:

(1)	the election of ten directors to the Board of Directors, each for a one-year term;

(2)	an advisory vote on executive compensation;

(3)	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and

(4)	the transaction of such other business as may arise that can properly be conducted at the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 9, 2012 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for the 10 calendar days prior to the meeting. The list will also be available during the Annual Meeting for inspection by shareholders.

Officers of the Company will be present at the Annual Meeting to respond to questions from shareholders.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEBSITE noted on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; OR

•	VOTE IN PERSON by appearing at the Annual Meeting and submitting a ballot at the meeting.

SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Whether you attend or not, please submit your proxy so your vote can be counted.

If you have any questions, or need assistance in voting your proxy, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 567-1626.

By Order of the Board of Directors,

William L. Boeing

Vice President, General Counsel and Secretary

Dallas, Texas

April 16, 2012

EXCO RESOURCES, INC.

12377 MERIT DRIVE • SUITE 1700

DALLAS, TEXAS 75251

(214) 368-2084 • FAX (214) 368-2087

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, May 31, 2012

Unless the context requires otherwise, references in this proxy statement to “EXCO,” “we,” “us,” “our” and the “Company” are to EXCO Resources, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, references to the “shareholders” are to the holders of our common stock, par value $0.001 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors on behalf of EXCO Resources, Inc., a Texas corporation, to be voted at the 2012 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on May 31, 2012, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof. This proxy statement and accompanying form of proxy are first being mailed on or about April 16, 2012. The Company’s Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2011 is enclosed herewith, but does not form any part of the materials for the solicitation of proxies.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 31, 2012: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2011 Annual Report to Shareholders are available at www.excoresources.com/EZproxy.

The executive offices of the Company are located at, and the mailing address of the Company is, 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

It is a document that we are required to give you by regulations of the Securities and Exchange Commission (the “SEC”) when we ask you to sign a proxy card to vote your Common Stock at the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice, including (1) the election of ten directors to the Board of Directors, each for a one-year term, (2) an advisory vote on executive compensation, (3) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (this proposal is referred to as the “Ratification of KPMG”) and (4) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

What is “householding” and how does it affect me?

With respect to eligible shareholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attn: Secretary or call (214) 368-2084 and ask for investor relations. Eligible shareholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. In the future, the Company may choose to distribute proxy information in this manner.

What should I do if I receive more than one set of voting materials?

Despite our efforts related to householding, you may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What is the record date and what does it mean?

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 9, 2012 (the “Record Date”). The Record Date is established by the Board of Directors as required by Texas law. On the Record Date, 216,662,621 shares of Common Stock were issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, shareholders at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the shareholders?

Each holder of Common Stock is entitled to one vote per common share on all matters to be acted upon at the Annual Meeting. Neither the Company’s Third Amended and Restated Articles of Incorporation, as amended, nor its Second Amended and Restated Bylaws, as amended, allow for cumulative voting rights.

The presence, in person, by a duly authorized representative in the case of a corporation or other legal entity, or by proxy, of the holders of a majority of the combined voting power of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.” The proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the mailing or by following their instructions for voting by telephone or the Internet.

What is a broker non-vote?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of beneficial owners have the authority to vote on certain proposals when they have not received instructions from the beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item under the rules of the NYSE and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the Ratification of KPMG. Your broker does not have discretionary authority to vote your shares with respect to the election of directors or the advisory vote on executive compensation in the absence of specific instructions from you.

How do I vote my shares?

If you are a record holder, you may vote your Common Stock at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the meeting. To vote by proxy, you must do one of the following:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEBSITE shown on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; or

•	VOTE IN PERSON by appearing at the Annual Meeting and submitting a ballot at the meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Douglas H. Miller, Stephen F. Smith and William L. Boeing to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares “for” the election of the nominated directors, “for” the advisory vote on executive compensation and “for” the Ratification of KPMG. We do not anticipate that any nominee for election to the Board of Directors will be unable to serve or that any other matters will come before the meeting, but if a nominee is unable to serve, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If you hold your shares in “street name,” in addition to the proxy solicitation materials we have provided to the street name holder, the street name holder should provide to you the street name holder’s own request for voting instructions. By completing the voting instruction card, you may direct your street name holder how to vote your shares. Alternatively, if you want to vote your street name shares at the Annual Meeting, you must contact your broker directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares at the Annual Meeting.

If you are a Company employee participating in the Company 401(k) plan, then you may be receiving this material because of the Common Stock held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan. The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote.

An automated system administered by the Company’s transfer agent tabulates the votes. Each proposal is tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a shareholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a nominee-issued proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, shareholders may vote for all director nominees or may withhold their votes as to one or more director nominees. With respect to the advisory vote on executive compensation and the Ratification of KPMG, shareholders may vote for the proposals, against the proposals, or abstain from voting on the proposals.

What are the recommendations of the Board of Directors on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1—FOR the election of each nominee for director.

Proposal 2—FOR the advisory vote on executive compensation.

Proposal 3—FOR the Ratification of KPMG.

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote the shares in the following manner:

Proposal 1—FOR the election of each nominee for director.

Proposal 2—FOR the advisory vote on executive compensation.

Proposal 3—FOR the Ratification of KPMG.

Can I change my vote?

Yes. You may revoke your proxy at any time by any of the following means:

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares at the meeting to revoke your proxy.

•	Completing and submitting a new valid proxy bearing a later date by Internet, telephone or mail.

•

Giving written notice of revocation to the Company addressed to William L. Boeing, Vice President, General Counsel and Secretary, at the Company’s address above, which notice must be received before noon local time on May 30, 2012.

What percentage of the vote is required to approve the election of each director nominee?

Assuming the presence of a quorum, the ten director nominees who receive the most votes from the holders of the shares of our Common Stock for their election will be elected (i.e., the affirmative vote by the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of the director nominees). However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any director nominee who has a greater number of votes “withheld” from his election than votes “for” such election, is required to promptly tender his resignation to the Board of Directors following certification of the shareholder vote. The Board’s nominating and corporate governance committee, or alternatively a committee of the independent directors of the Board of Directors (which will specifically exclude any director who is required to offer his own resignation), shall recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors will consider and act on the recommendation and will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances, including, if applicable, the reasons for rejecting the offered resignation.

What percentage of the vote is required to approve the advisory vote on executive compensation proposal?

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the advisory vote on executive compensation proposal. This is a non-binding advisory vote.

What percentage of the vote is required to approve the Ratification of KPMG?

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

How are votes withheld, abstentions and broker non-votes treated?

Abstentions or votes withheld are included in the determination of the number of shares present for determining a quorum for all proposals. Votes withheld will have no effect with respect to the election of directors except that if a director nominee in an uncontested election receives a greater number of votes “withheld” than votes “for” his election, the nominee will be required to tender his resignation to the Board of Directors for consideration in accordance with the Company’s majority voting policy, which is described under “—What percentage of the vote is required to approve the election of each director nominee?” and “Election of Directors (Proposal 1).” Abstentions will have the same effect as a vote against the advisory vote on executive compensation and the Ratification of KPMG.

Broker non-votes are included in the determination of the number of shares present for determining a quorum at the meeting. Broker non-votes will have no effect on the election of directors and the advisory vote on executive compensation. Broker non-votes are not applicable to the Ratification of KPMG.

Who are the proxy solicitors, what are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board of Directors is asking for your proxy, and we will pay all of the costs of asking for shareholder proxies. We have hired D.F. King & Co., Inc. (“D.F. King”) to help us send out the proxy materials and to ask for proxies. In connection with its retention by us, D.F. King has agreed to provide consulting and analytic services and provide solicitation services with respect to banks, brokers, institutional investors and individual shareholders. D.F. King’s fee for these services is $5,500, plus reimbursement of reasonable out-of-pocket expenses, including telephone calls. We have agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws. We can ask for proxies through the mail or personally by telephone or the Internet. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Common Stock. We may use officers and employees of the Company to ask for proxies, as described below.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Texas law does not provide shareholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies, either by mail, telephone, facsimile, e-mail or through personal contact. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of Common Stock.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a Current Report on Form 8-K within four business days after the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement and the documents we refer to in this proxy statement. If you have any questions, or need additional material, please feel free to call our proxy solicitor, D.F. King, toll-free at (888) 567-1626.

ELECTION OF DIRECTORS

(Proposal 1)

The Board of Directors has nominated ten directors for election at the Annual Meeting by the shareholders (the “Director Nominees”). The Board of Directors of the Company currently consists of ten members. Pursuant to certain letter agreements that the Company entered into with funds managed by Oaktree Capital Management, LP (collectively, the “Oaktree Funds”) and Ares Management LLC (together with its affiliates, “Ares”) at the closing in March 2007 of a transaction in which we sold shares of preferred stock to certain investors (which preferred stock was converted into common stock during 2008), Oaktree and Ares, respectively, each have the right to nominate one director for election at any annual meeting of shareholders so long as Oaktree and Ares, respectively, each beneficially own at least 10,000,000 shares of Common Stock. As of the Record Date, Oaktree and Ares each owned in excess of 10,000,000 shares of Common Stock. As a result, Messrs. Ford and Serota have been nominated by Oaktree and Ares, respectively, as well as by our Board of Directors, for election at the Annual Meeting.

Set forth below are the ten Director Nominees to be elected by the shareholders to serve until the Annual Meeting of Shareholders in 2013 or until their respective successors have been duly elected and qualified. Shareholders will be unable to vote the proxies mailed with this proxy statement for more than ten persons.

Vote Required

To be elected as a director, each Director Nominee must receive a plurality of the votes cast by the shareholders entitled to vote for the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any Director Nominee who has a greater number of votes “withheld” from his election than votes “for” such election (a “Majority Withheld Vote”) is required to promptly tender his resignation of the Board of Directors following certification of the shareholder vote. The nominating and corporate governance committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the nominating and corporate governance committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves and recommend to the Board of Directors whether to accept such resignation. The Board of Directors will act upon such recommendation within 90 days following certification of the shareholder vote and will promptly disclose its decision whether to accept the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Directors and Nominees

The following table sets forth the name, age and positions of each director and Director Nominee currently serving on our Board of Directors:

Name	Age	Position
Douglas H. Miller	64	Chairman and Chief Executive Officer
Stephen F. Smith	70	Vice Chairman, President and Chief Financial Officer
Jeffrey D. Benjamin(1)(2)(3)	50	Director
Earl E. Ellis	70	Director
B. James Ford(2)(3)	43	Director
Mark Mulhern(1)(2)	52	Director
T. Boone Pickens	83	Director
Wilbur L. Ross, Jr.	74	Director
Jeffrey S. Serota(1)(2)(3)	46	Director
Robert L. Stillwell(2)(3)	75	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

The biographies of the Director Nominees are as follows:

Douglas H. Miller became the Chairman of our Board of Directors and our Chief Executive Officer in December 1997. Mr. Miller was Chairman of the Board of Directors and Chief Executive Officer of Coda Energy, Inc., or Coda, an independent oil and natural gas company, from October 1989 until November 1997 and served as a director of Coda from 1987 until November 1997. Mr. Miller has extensive experience and knowledge of the Company, the oil and gas industry and capital markets as well as significant strategic and executive leadership experience. Since he is responsible for, and familiar with, our day-to-day operations and implementation of our overall strategy, his insights into our performance and into the industry are critical to board discussions and to our success. See “—Transactions with Related Persons—Corporate use of personal aircraft” for a description of certain related person transactions involving Mr. Miller.

Stephen F. Smith joined us in June 2004 as Vice Chairman of our Board of Directors and was appointed President and Secretary in October 2005. He served as our Secretary until April 2006. Mr. Smith began serving as our Chief Financial Officer in June 2009. Prior to joining us, Mr. Smith was co-founder and Executive Vice President of Sandefer Oil and Gas, Inc., an independent oil and gas exploration and production company, from January 1980 to June 2004. Mr. Smith was one of our directors from March 1998 to July 2003. Prior to 1980, Mr. Smith was an Audit Partner with Arthur Andersen LLP. Mr. Smith has extensive experience and knowledge of the Company and the oil and gas industry as well as significant accounting, finance and executive leadership experience. Since he is responsible for, and familiar with, our day-to-day operations and financial condition, his insights into our performance and into the industry are critical to board discussions and to our success. See “—Transactions with Related Persons—Contractor relationship with Jeff Smith” for a description of a related person transaction involving Mr. Smith’s son.

Jeffrey D. Benjamin became one of our directors in October 2005 and was previously one of our directors from August 1998 through July 2003 and a director of our parent holding company from July 2003 through its merger into us. Since June 2008, Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, LP. From September 2002 until June 2008, Mr. Benjamin was a Senior Advisor to Apollo Management, LP. With his history at Apollo Management and Cyrus Capital Partners, Mr. Benjamin has extensive financial, capital markets and strategic experience. Mr. Benjamin is currently a director of Caesars Entertainment Corporation, Chemtura

Corporation and Spectrum Group International, Inc. During the past five years, Mr. Benjamin also served on the board of directors of Chiquita Brands International, Inc., Dade Behring Holdings, Inc., Goodman Global, Inc. and Virgin Media Inc. In connection with his service as a director of eight public companies other than EXCO over the past nine years, Mr. Benjamin has served on five compensation committees (including two as chairman), five audit committees and five nominating and corporate governance committees (including two as chairman), all of which provide him with important insights into corporate governance, financial reporting and oversight, executive compensation and board functions. In addition, Mr. Benjamin has deep knowledge of the Company and its business, having served on our and our affiliates’ boards since October 2005 and prior to that from 1998 through 2003. Mr. Benjamin holds a Master of Science (MBA) in Management from the Sloan School of Management at Massachusetts Institute of Technology, with a concentration in Finance, and has 25 years of investment banking and investment management experience.

Earl E. Ellis became one of our directors in October 2005 and was previously one of our directors from March 1998 through July 2003. Mr. Ellis has served as chairman and chief executive officer of Whole Harvest Foods, formerly Carolina Soy Products, an edible oil product manufacturing company since September 2003. Mr. Ellis has also been a private investor since 2001. He served as a director of Coda from 1992 until 1996. Mr. Ellis served as a managing partner of Benjamin Jacobson & Sons, LLC, specialists on the New York Stock Exchange, or the NYSE. He was associated with Benjamin Jacobson & Sons, LLC from 1977 to 2001 and was a member of the NYSE for over thirty years. Mr. Ellis’s background and experience provide him with extensive investment, capital markets and executive leadership experience, familiarity with our industry and important insights into corporate governance, financial reporting and oversight, executive compensation and board functions. In addition, Mr. Ellis has deep knowledge of the Company and its business, having served on our and our affiliates’ boards since October 2005 and prior to that from 1998 through 2003. Mr. Ellis is a graduate of Baylor University, with a Bachelor’s degree in Business.

B. James Ford became one of our directors in December 2007. Mr. Ford is a Managing Director of Oaktree where he has worked since 1996. Mr. Ford is a portfolio manager of Oaktree’s global principal investments strategy, which invest in controlling and minority positions in private and public companies. Mr. Ford serves on the Board of Directors of Crimson Exploration, Inc. and Dial Global, Inc. as well as a number of private companies and not-for-profit entities. Prior to becoming a portfolio manager, Mr. Ford led the group’s efforts in the media and energy sectors. Mr. Ford’s background and experience provide him with extensive investment, capital markets and strategic experience, as well as important insights into corporate governance and board functions. He is also an active member of the Children’s Bureau Board of Directors and serves as a trustee for the Stanford Graduate School of Business Trust. Mr. Ford received a B.A. degree in Economics from the University of California at Los Angeles and a Masters of Business Administration from the Stanford Graduate School of Business.

Mark Mulhern became one of our directors on February 1, 2010. Mr. Mulhern is the Chief Financial Officer and Senior Vice President of Progress Energy, Inc. and oversees its financial services group. Mr. Mulhern joined Progress Energy in 1996 as Vice President and Controller. Before joining Progress Energy, Mr. Mulhern was the Chief Financial Officer at Hydra Co Enterprises, the independent power subsidiary of Niagara Mohawk. He also spent eight years at PricewaterhouseCoopers LLP in Syracuse, New York, serving a wide variety of manufacturing and service businesses. Mr. Mulhern serves on the Board of Directors of Highwoods Properties, Inc. Mr. Mulhern also serves on the Edison Electric Institute Financial Executive Advisory Committee and is on the board of directors of Habitat for Humanity of North Carolina. He is a 1982 graduate of St. Bonaventure University. Mr. Mulhern is a certified public accountant, a certified management accountant and a certified internal auditor. Mr. Mulhern’s background and experience provide him with extensive knowledge of the energy industry as well as significant finance and executive leadership experience and important insights into financial reporting and oversight, executive compensation and board functions. Mr. Mulhern has also completed the nuclear executive program at the Massachusetts Institute of Technology.

T. Boone Pickens became one of our directors in October 2005 and was previously one of our directors from March 1998 through July 2003. Mr. Pickens has served as the Chairman and Chief Executive Officer of BP Capital, LP since September 1996 and Mesa Water, Inc. since August 2000 and is a board member of Clean Energy Fuels Corp. BP Capital, LP or affiliates is the general partner and an investment advisor of private funds investing in energy commodities (BP Capital Energy Fund) and publicly traded energy equities (BP Capital Equity Fund and its offshore counterpart). Clean Energy Fuels Corp. is the largest provider of natural gas (CNG and LNG) and related services in North America. He was the founder of Mesa Petroleum Co., an independent oil and natural gas exploration and production company. He served as Chief Executive Officer and Chairman of the Board of Mesa Petroleum Co. from its inception until his departure in 1996. Mr. Pickens’s background and experience provide him with extensive knowledge of the oil and gas industry as well as significant investment and strategic leadership experience and important insights into corporate governance and board functions. In addition, Mr. Pickens has deep knowledge of the Company and its business, having served on our and our affiliates’ boards from 1998 through 2003 and since 2005.

Wilbur L. Ross, Jr. became one of our directors in March 2012. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a private equity firm. Mr. Ross is also the chairman of International Textile Group, Inc., a global, diversified textile provider; International Auto Components Group S.A., International Automotive Components Group Brazil LLC and International Automotive Components Group North America LLC, global manufacturers of automotive interiors; Compagnie Europeenne de Wagons Sarl, a European rail car leasing company; American Home Mortgage Servicing Inc., a residential loan origination and servicing company; Nano-Tex, Inc., a U.S.-based fabric innovations company; and DSS Holdings GP Limited, a global shipping company. Mr. Ross formerly served as chairman of International Coal Group from April 2005 to June 2011, and as a director of Montpelier Re Holdings Ltd., a reinsurance company, from 2006 to March 2010 and Syms Corp., a retail store operator, from 2000 through 2007. Mr. Ross is a member of the board of directors of Air Lease Corporation, an aircraft leasing company; ArcelorMittal N.V., a steel company; Assured Guaranty Ltd., a holding company that provides credit protection products to the United States and international public finance, infrastructure and structured finance markets; BankUnited, Inc., a savings and loan holding company; Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad industry; Sun Bancorp, a bank holding company; and Plascar Participacoes SA, a manufacturer of automotive interiors. Mr. Ross was Executive Managing Director of Rothschild Inc. for 24 years before acquiring that firm’s private equity partnerships in 2000. Mr. Ross is a graduate of Yale University and of Harvard Business School. Through the course of Mr. Ross’ career, he has served as a principal financial adviser to, investor in, and director of various companies across the globe operating in diverse industries, and he has assisted in restructuring more than $300 billion of corporate liabilities. Mr. Ross has been an active investor in the energy sector, including companies involved in the exploration, exploitation and development of fossil fuel-based and alternative energy sources. Mr. Ross possesses unique skills, qualities and experience, as evidenced by his background, which we believe adds significant value to board discussions and to our success.

Jeffrey S. Serota became one of our directors in March 2007. Mr. Serota previously served as a director of EXCO Resources and EXCO Holdings from July 2003 until October 2005. He has served as a Senior Partner of Ares Management LLC, an alternative asset investment firm, since September 1997. Prior to joining Ares, Mr. Serota worked at Bear Stearns Companies, Inc. from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of SandRidge Energy, Inc. and WCA Waste Corporation and previously served on the board of directors of Lyondell Basell Industries N.V. from May 2010 to May 2011 and Douglas Dynamics, Inc. from 2004 until October 2010. Mr. Serota has over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the oil and natural gas exploration and production industry. Mr. Serota’s background and experience provide him with extensive investment, capital markets and strategic experience, as well as important insights into corporate governance, financial reporting and oversight, executive compensation and board functions. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

Robert L. Stillwell became one of our directors in October 2005. Mr. Stillwell has served as the General Counsel of BP Capital, LP, Mesa Water, Inc. and affiliated companies engaged in the petroleum business since 2001. Mr. Stillwell was a lawyer and Senior Partner at Baker Botts LLP in Houston, Texas from 1969 to 2001. He also served as a director of Mesa Petroleum Co. and Pioneer Natural Resources Company from 1969 to 2001. Mr. Stillwell’s background and experience provide him with extensive knowledge of the oil and gas industry as well as significant legal experience and important insights into corporate governance, executive compensation and board functions.

All of the Director Nominees are currently serving on our Board of Directors. There are no family relationships between any of our directors or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE

FOR ELECTION TO THE BOARD OF DIRECTORS.

Board Committees and Meetings

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee. The audit committee of our Board of Directors recommends the appointment of our independent registered public accountants, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent registered public accountants, including the results and scope of their audit. The audit committee is currently comprised of Messrs. Mulhern (chair), Benjamin and Serota, each of whom is independent within the meaning of applicable SEC and NYSE rules. Mr. Benjamin was the chair of the audit committee during the fiscal year ended December 31, 2011 and until March 1, 2012. Effective March 1, 2012, Mr. Mulhern began serving as the chair of the audit committee. The Board of Directors has designated Messrs. Benjamin and Mulhern as audit committee financial experts, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. See “—Corporate Governance—Director Independence.” We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. The audit committee held eight meetings during the fiscal year ended December 31, 2011.

The audit committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Compensation Committee. The compensation committee of our Board of Directors reviews and recommends to our Board of Directors the compensation and benefits for all of our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee is currently comprised of Messrs. Stillwell (chair), Benjamin, Ford, Mulhern and Serota, each of whom is independent within the meaning of applicable NYSE rules. Effective March 1, 2012, Mr. Ellis no longer serves on the compensation committee. Vincent J. Cebula resigned from the Board of Directors and all committees on August 12, 2011. During 2011, each director who served on the compensation committee was a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the 2012 fiscal year, all members of the compensation committee currently qualify as non-employee directors. Each member of the compensation committee is also an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. See “—Corporate Governance—Director Independence.” We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. The compensation committee held seven meetings during the fiscal year ended December 31, 2011.

The compensation committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our Board of Directors is responsible for:

•	reviewing the appropriate size, function and needs of the Board of Directors;

•	developing the Board of Directors’ policy regarding tenure and retirement of directors;

•	establishing criteria for evaluating and selecting new members of the Board of Directors, subject to the Board of Directors’ approval thereof;

•

identifying and recommending to the Board of Directors for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the committee and by the Board of Directors;

•	overseeing the evaluation of management and the Board of Directors; and

•	monitoring and making recommendations to the Board of Directors on matters relating to corporate governance.

The nominating and corporate governance committee currently consists of Messrs. Ford (chair), Benjamin, Serota and Stillwell, each of whom is independent within the meaning of applicable NYSE rules. Mr. Cebula, the former chairman of the nominating and corporate governance committee, resigned from the Board of Directors and all committees on August 12, 2011. We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. See “Corporate Governance—Director Independence.” The nominating and corporate governance committee held five meetings during the fiscal year ended December 31, 2011.

The nominating and corporate governance committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Special Committee. On October 29, 2010, our Chairman and Chief Executive Officer, Douglas H. Miller, presented a letter to our Board of Directors indicating an interest in acquiring all of the outstanding shares of our stock not already owned by Mr. Miller for a cash purchase price of $20.50 per share. Our Board of Directors established a special committee on November 4, 2010 comprised of two of our independent directors, Messrs. Cebula and Mulhern, to, among other things, evaluate and determine the Company’s response to the October 29, 2010 proposal. On January 13, 2011, the special committee announced it was conducting a review of strategic alternatives to maximize shareholder value. On July 8, 2011, the special committee announced that it was in the Company’s best interest to terminate this review. On August 12, 2011, the Board of Directors, following the report of the special committee that it had fulfilled its responsibilities, determined that it was appropriate to disband the special committee.

Board of Directors. The Board of Directors held eight meetings during the fiscal year ended December 31, 2011. During 2011, each director attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director serves, if any. We have a policy that encourages all directors to attend the Company’s Annual Meeting of Shareholders. The Company held its 2011 Annual Meeting of Shareholders on October 6, 2011. Six of the nine members that were serving on our Board of Directors at that time attended the 2011 Annual Meeting of Shareholders.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2011, which includes the consolidated balance sheets of the Company as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Review and Discussions with Management.

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm.

Pursuant to the terms of the audit committee’s charter, the audit committee meets as often as it determines, but no less than once per fiscal quarter. The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “Communication with audit committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.

The audit committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from the Company. The audit committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with KPMG LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE

Mark Mulhern* (Chairman)

Jeffrey D. Benjamin

Jeffrey S. Serota

*	Mr. Mulhern was appointed chairman of the audit committee on March 1, 2012. Mr. Benjamin served as chairman during fiscal 2011.

Director Compensation

The following table provides compensation information for the one year period ended December 31, 2011 for each non-employee member of our Board of Directors:

2011 FISCAL YEAR DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey D. Benjamin	$100,000	—	$35,125	—	—	—	$135,125
Vincent J. Cebula(3)	$33,927	—	$—	—	—	—	$33,927
Earl E. Ellis	$45,000	—	$35,125	—	—	—	$80,125
B. James Ford	$51,685	—	$35,125	—	—	—	$86,810
Mark Mulhern	$50,000	—	$35,125	—	—	—	$85,125
T. Boone Pickens	$40,000	—	$35,125	—	—	—	$75,125
Wilbur L. Ross, Jr.(4)	$—	—	$—	—	—	—	$—
Jeffrey S. Serota	$55,000	—	$35,125	—	—	—	$90,125
Robert L. Stillwell	$55,000	—	$35,125	—	—	—	$90,125

(1)	Includes the amount of cash fees forgone at the election of Messrs. Benjamin, Ellis and Mulhern and either paid during 2011 or deferred until a later date in shares of our Common Stock pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. See “—Director Plan.”

(2)	This column represents the aggregate grant date fair value of stock options granted to each non-employee director in 2011 in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718—Compensation—Stock Compensation, or ASC 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Share-based compensation” and “Note 12. Stock options and awards” to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2012. Pursuant to the policies of Oaktree, Mr. Ford has assigned all economic and pecuniary interest and voting rights with respect to his director fees, including stock option awards, to the Oaktree Funds. Pursuant to the policies of Ares, Mr. Serota has assigned all economic and pecuniary interests and voting rights with respect to his director fees, including stock option awards, to Ares.

(3)	Mr. Cebula resigned from the Board of Directors on August 12, 2011.

(4)	Mr. Ross was appointed to the Board of Directors in March 2012 and therefore did not receive any fees during 2011.

Cash Compensation. Our non-employee directors were paid an annual retainer of $40,000 in 2011. The chair of our compensation committee and nominating and corporate governance committee were each paid an additional $10,000 in 2011 and the chair of the audit committee was paid an additional $50,000 in 2011. Each non-chair member of our compensation committee, nominating and corporate governance committee and audit committee was paid an additional $5,000 in 2011. We pay no additional remuneration to our employees serving as directors. All directors, including our employee directors, are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. In November 2011, the Board of Directors determined not to make any changes to director compensation for fiscal 2012.

Option Grant. On November 4, 2011, each of our non-employee directors received an automatic annual grant under the Director Plan (as described below) of an option to purchase 5,000 shares. The exercise price per share of each option was set at the closing price of our Common Stock on the NYSE on November 4, 2011. The option has a term of ten years, with 25% of the shares subject to the option (1,250 shares) vesting immediately and the balance vesting in equal proportions on the next three anniversary dates. The unvested shares subject to the option will be forfeited if a director ceases to serve on the Board of Directors for any reason. In addition, no shares granted under the Director Plan will vest, and the shares that would otherwise have vested will be forfeited, in any fiscal year in which a director attends less than 75% of the Board of Directors meetings held for that fiscal year. However, this option will be subject to acceleration upon a change of control as defined under the Incentive Plan.

Director Plan. On November 8, 2006, the Board of Directors adopted the 2007 Director Plan of EXCO Resources, Inc. (as amended, we refer to this plan as the “Director Plan”). The Director Plan permits the non-employee directors who receive fees for their service on the Board of Directors and its committees to make an annual election to receive their fees (i) entirely in cash, (ii) 50% in cash and 50% in our Common Stock, or (iii) entirely in our Common Stock. Messrs. Cebula, Ford, Pickens, Serota and Stillwell received cash for their service during 2011. Messrs. Benjamin and Ellis elected to receive their fees for service during 2011 entirely in our Common Stock. Mr. Mulhern elected to receive his director fees 50% in cash and 50% in our Common Stock during 2011. None of our directors elected to change the manner in which they will receive director fees in 2012. Mr. Ross elected to receive his 2012 director fees 100% in cash. All director fees are paid on a quarterly basis. Payments in the form of our Common Stock are issued as of the payment date, which is the first business day following the end of the fiscal quarter, at the closing price of our Common Stock on the NYSE on that date.

The Director Plan also permits non-employee directors to defer the payment of his or her director fees (employee directors do not receive fees in their capacity as directors). Directors may defer the payment of director fees, whether payable in the form of cash or our Common Stock, to (i) a specified date, (ii) his or her termination of service, (iii) the occurrence of a change of control, or (iv) the earlier of two or more of those events. This deferral satisfies the requirements of Section 409A of the Code. Only Mr. Benjamin elected to defer the payment of his 2011 director fees under the Director Plan.

The Director Plan was amended in November 2009 to (i) eliminate automatic stock option grants to new directors and (ii) provide for an automatic annual stock option grant to each of our directors to purchase 5,000 shares of our Common Stock beginning December 1, 2009 and each year thereafter on the third business day following the release of our third quarter earnings. The exercise price will be set at the closing price of our Common Stock on the NYSE on the date of grant. The option will have a term of ten years, with 25% of the shares subject to the option vesting immediately and the balance vesting in equal proportions on the next three anniversary dates. No shares granted under the Director Plan will vest, and the shares that would otherwise have vested will be forfeited, in any fiscal year in which a director attends less than 75% of the Board of Directors meetings held for that fiscal year. In the event a director ceases to serve for any reason, the unvested shares subject to the option will be forfeited. However, this option will be subject to acceleration upon a change of control as defined under the Incentive Plan. All shares issuable under the Director Plan, including pursuant to any option granted thereunder, will be deemed issued under the terms of the Incentive Plan.

Corporate Governance

The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the rules of the NYSE are comprised, in part, of those objective standards set forth in NYSE rules. In addition, no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The following commercial or charitable relationships, although not exclusive, will not be considered to be material relationships that would impair a director’s independence: (a) the director is an executive officer or owns beneficially or of record more than a ten percent equity interest of another company that does business with us or our subsidiaries and the annual sales to, or purchases from, us or our subsidiaries are less than five percent of the annual revenues of the company he or she serves as an executive officer of; (b) the director is an executive officer or owns beneficially or of record more than a ten percent equity interest of another company which is indebted to us or our subsidiaries, or to which we or our subsidiaries are indebted, and the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of the company he or she serves as an executive officer of; and (c) the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than five percent of that organization’s total annual charitable receipts. Any automatic matching by us of employee charitable contributions will not be included in the amount of our contributions for this purpose.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current “independent” directors are: Jeffrey D. Benjamin, B. James Ford, Mark Mulhern, Wilbur L. Ross, Jr., Jeffrey S. Serota, Robert L. Stillwell and T. Boone Pickens. Prior to his resignation on August 12, 2011, Vincent J. Cebula was affirmatively determined to be an independent director as well. As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with us that could interfere with his ability to exercise independent judgment.

In determining that the directors above are “independent,” the Board considered the transactions, relationships and arrangements described in our prior proxy statements and under the headings “—Transactions with Related Persons” and “—Directors and Nominees”.

Independent Director Meetings

The Company’s independent directors held four formal meetings independent from management during the year ended December 31, 2011. Mr. Stillwell, our lead director, acted as Chairman at the meetings of the independent directors.

Director Nomination Policy

The Company has a standing nominating and corporate governance committee consisting entirely of independent directors. Each Director Nominee was recommended to the Board of Directors by the nominating and corporate governance committee for selection. Mr. Ross was appointed to our Board of Directors in March 2012. This is the first year that Mr. Ross has been nominated for election by our shareholders. Our chairman and chief executive officer and certain other non-management directors initially recommended that Mr. Ross be given the opportunity to join our Board of Directors since Mr. Ross is one of the Company’s largest shareholders and a well-respected member of the investment community.

Although we have no formal policy regarding shareholder nominees, the nominating and corporate governance committee will consider all proposed nominees for the Board of Directors, including those put forward by shareholders in accordance with the procedures set forth in our Second Amended and Restated Bylaws, which require the nominating shareholder to provide timely written notice, including specific information regarding the proposed director, information regarding the nominating shareholder’s ownership of our securities and certain written representations, as described more fully in the Second Amended and Restated

Bylaws. In making its recommendations to the Board of Directors, the nominating and corporate governance committee considers, at a minimum, a candidate’s qualification as “independent” under the various standards applicable to the Board and each of its committees, as well as a candidate’s depth of experience, availability and potential contributions to the Board’s diversity. The Board defines diversity as differences of viewpoint, professional experience, education and skills such as a candidate’s range of experience serving on other public company boards, the balance of the business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the ability to fulfill a need for any particular expertise on the Board or one of its committees. The nominating and corporate governance committee endeavors to consider candidates who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and experiences that enhance the quality of the Board’s deliberations and decisions, in the context of the perceived needs of the Board structure at that point in time. The Company’s policy against discrimination based on race, gender, ethnicity or other classification applies to the nominating and corporate governance committee’s search for and evaluation of candidates for Board membership. With respect to incumbent members of the Board, the committee also considers the performance of the incumbent director. Candidates may come to the attention of the nominating and corporate governance committee from current directors, shareholders, officers or other sources, and the committee reviews all candidates in the same manner regardless of the source of the recommendation. The Board and the nominating and corporate governance committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board.

Board Leadership Structure

The Board is committed to promoting effective, independent governance of the Company. The Board strongly believes it is in the best interests of the shareholders and the Company for the Board to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the chief executive officer. Consequently, our Corporate Governance Guidelines allow the Board to determine whether to separate or combine the roles of the chairman and chief executive officer. To help ensure the independence of the Board from the chairman and chief executive officer, our Corporate Governance Guidelines require the non-management directors to appoint a lead independent director.

Currently, the Board has determined that it is in the best interests of the shareholders and the Company for Mr. Miller to serve as our chairman as well as our chief executive officer. The Board has selected Mr. Stillwell to serve as lead director in 2012.

The Board believes that this structure has been effective for the Company and continues to be best for the Company at this point in time for several reasons. The Board believes that as our founder and as a significant equity holder, Mr. Miller is well qualified to serve as our chairman and chief executive officer, and his interests are sufficiently aligned with the shareholders he represents. Mr. Miller has served as our chairman and chief executive officer since 1997 and has extensive experience and knowledge of the Company and the oil and gas industry. The Board believes the Company has been well-served by this leadership structure and by Mr. Miller’s service. Mr. Miller is the person with primary responsibility for our day-to-day operations and the execution of our strategies. Since our performance is one of the most important topics at Board meetings, it makes sense for Mr. Miller to chair such discussions. This allows him to highlight important issues without unnecessary procedural delay. It also allows him to provide the proper context and background, including access to members of management and Company and industry reports, for each issue considered by the Board. Such background material is important given our size and complexity and that of the oil and gas industry. Mr. Miller adheres to an “open door” policy in his communications with Board members and talks frequently with Board members. Furthermore, Board members are encouraged to freely communicate with any member of management at any time. The Board believes it has been beneficial, in terms of its relationship with employees, shareholders, customers, business partners, lenders and other, to provide a single voice for the Company through Mr. Miller. Having one person serve as both our chairman and chief executive officer demonstrates for our employees, shareholders, customers, business partners, lenders and others that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Company. In addition, a number of our Board seats are held by representatives of long-term significant shareholders. Each such representative is highly qualified, with extensive experience in the industry, in finance and in other relevant fields. In Mr. Miller, the Board has found an effective leader who is able to facilitate open and productive discussion, effectively utilize each individual director’s unique perspective and expertise, lead the Board in innovative and creative problem solving and, by virtue of his personal ownership in the Company, to represent the interests of our shareholders as a whole.

The Board has selected Mr. Stillwell to serve as the lead director because of his legal background, his familiarity with best practices in corporate governance and independent board leadership, his extensive experience working with Mr. Pickens on various corporate governance and shareholder initiatives and his over 40 years of experience representing oil and gas companies.

The lead director serves to ensure independent Board leadership. The lead director has frequent contact with Mr. Miller and the other members of our senior management throughout the year. As provided in our Corporate Governance Guidelines, the responsibilities of the lead director are to chair the executive sessions of the independent directors, to facilitate communication among the non-management and independent directors and to act as a liaison between the non-management and independent directors and the chief executive officer. The lead director may also perform such other roles and responsibilities as may be assigned by the nominating and corporate governance committee or the full Board.

Risk Oversight

Since 2007, our Director of Internal Audit has led a management initiative to identify, monitor and remediate Company business risks. This effort includes the Company’s senior management team who meet periodically with our Director of Internal Audit to discuss risks and the progress towards remediating those risks. The Director of Internal Audit provides a report to the audit committee on a periodic basis regarding this effort and the specific risks being discussed.

In 2008, senior management undertook two other initiatives related to risk oversight. First, a Risk Management Committee was formed comprised of the Company’s senior management team. This committee was formed to execute oversight responsibilities across the principal areas of corporate credit and risk management, including to review and assess risk with respect to (i) our physical commodity purchase and sale arrangements/counterparties (including end-user contract exposures), transportation and gathering contracts (including firm transportation commitments) and purchase of third party gas for resale by us, (ii) our derivative contracts and counterparties, (iii) material corporate purchase commitments (e.g., rig commitments, tubular goods commitments), vendor exposure/concentration and joint interest billing obligations owed by non-operators, and (iv) other risks identified from time to time by the committee. This committee meets on a monthly basis. Second, senior management formed a committee of senior managers from its finance, treasury, land, business development and operations functions to monitor on a regular basis the Company’s cash balances and upcoming cash funding requirements.

In 2009, senior management initiated an Enterprise Risk Management effort. This initiative built on the corporate risk assessment initiative started in 2007. Enterprise risk management professionals from KPMG LLP were hired to assist management in the development and organization of this effort, leveraging their experience advising other companies in the oil and gas industry. Senior management and the Director of Internal Audit periodically report to the Board on this initiative.

The Board is responsible for the oversight of our Enterprise Risk Management effort, while risks related to accounting and financial matters are the primary responsibility of the audit committee and risks related to executive compensation matters are the primary responsibility of the compensation committee. The periodic risk management initiative reports provided by the Director of Internal Audit and various officers allows the Board to stay abreast of the risks identified by management and management’s efforts to remediate and control risk, and affords the Board opportunities to discuss risk matters with management on a regular basis. In addition, the Board leverages the multi-faceted experience and backgrounds of individual board members to probe risk areas and issues with management during Board meetings.

Codes of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies of the codes can be obtained free of charge from our website, www.excoresources.com, or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084. We intend to post any amendments to, or waivers from, our Code of Ethics that apply to our chief executive officer or senior financial officers on our website at www.excoresources.com.

Communication with the Board of Directors

Any shareholder or other interested party who desires to make his or her concerns known to an individual director, a committee of the Board of Directors or the entire Board of Directors may do so by mail to: Board of Directors of EXCO Resources, Inc. at 12377 Merit Dr., Suite 1700, Dallas, Texas 75251. The Company’s Secretary shall forward all communications, other than communications that are not properly directed or are frivolous, to the director, specific committee, non-management director or directors, or the entire Board, as requested in the communications.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers

The following table sets forth certain information with respect to our executive officers, other than Messrs. Douglas H. Miller and Stephen F. Smith, whose information is set forth above under the caption “—Directors and Nominees.”

Name	Age	Position
Harold L. Hickey	56	Vice President and Chief Operating Officer
William L. Boeing	57	Vice President, General Counsel and Secretary
Mark E. Wilson	52	Vice President, Chief Accounting Officer and Controller

Harold L. Hickey became our Vice President and Chief Operating Officer in October 2005. From January 2004 until October 2005, Mr. Hickey served as President of our wholly owned subsidiary, North Coast Energy, Inc. Mr. Hickey was our Production and Asset Manager from February 2001 to January 2004. From April 2000 until he joined us, Mr. Hickey was Chief Operating Officer of Inca Natural Resources Group, L.P., an independent oil and natural gas exploration company. Prior to that, Mr. Hickey worked at Mobil Oil Corporation from 1979 to March 2000.

William L. Boeing became our Vice President, General Counsel and Secretary in April 2006. From October 1980 to March 2006, Mr. Boeing was initially an associate and later a partner at one of our outside law firms, Haynes and Boone, LLP, in Dallas, Texas.

Mark E. Wilson became our Controller and one of our Vice Presidents in August 2005. Mr. Wilson then became our Chief Accounting Officer in November 2006. He began his career in 1980 with Diamond Shamrock Corporation. Since that time, he has served in Controller roles with Maxus Energy Corporation, Snyder Oil Corporation and Repsol-YPF International. From 1993 to 1997, Mr. Wilson held managerial positions with Coopers & Lybrands’ Utility Industry Consulting practice. From September 2000 until August 2005, Mr. Wilson served as Vice President and Controller and Chief Financial Officer of Epoch Holding Corporation, a publicly traded investment management and advisory firm and registered investment adviser.

Other Officers and Divisional Managers of Our Company

Michael R. Chambers Sr., age 56, became our Vice President of Operations in February 2007 and also currently serves as the Vice President and General Manager of our East Texas/North Louisiana Division. Prior to joining EXCO Resources, Mr. Chambers was the Operations General Manager for Anadarko Petroleum Corporation’s Eastern Region Operations from August 2006 to February 2007 and Rockies Production Manager from August 2000 to August 2006. Mr. Chambers joined Anadarko in January 2000. Mr. Chambers worked at Mobil Oil Corporation from 1979 to January 2000.

W. Justin Clarke, age 36, became our Assistant General Counsel and Chief Compliance Officer in January 2007. From September 2001 until January 2007, Mr. Clarke served as an associate at one of our outside law firms, Haynes and Boone, LLP, in Dallas, Texas.

Ronald G. Edelen, age 54, joined EXCO in October 2011 as our Vice President of Supply Chain Management. Prior to then, Mr. Edelen was Director of Supply Chain at Devon Energy Corporation. From September 2008 until October 2010, he was Director of Supply Chain Management for Matrix Services Inc. Prior to working for Matrix Services Inc., Mr. Edelen held various positions at DCP Midstream LLC from 1999 to September 2008, including Director of Materials Management and Office Administration. Prior to DCP Midstream LLC, Mr. Edelen spent his career in various Purchasing, Materials Management and Corporate Travel positions with CH2M Hill and Total Petroleum, Inc. Mr. Edelen has 30 years of experience in the oil and gas industry with over 20 of those years directly involved in Supply Chain related positions in upstream, midstream and downstream companies in the U.S. and Canada. Mr. Edelen is a certified purchasing manager.

Steve Estes, age 57, became our Vice President of Marketing in June 2010. Prior to then, Mr. Estes served as Director of Marketing for us since July 2007. Mr. Estes held several positions with Union Pacific Resources and Anadarko Petroleum Corporation before joining us, most recently as Regional Manager of Gas Marketing from 2002 until 2007. Mr. Estes has 30 years of experience in the oil and gas industry with over 20 of those years directly involved in marketing in all regions of the country.

Joe D. Ford, age 64, became our Vice President of Human Resources in November 2007. Prior to joining EXCO Resources, Mr. Ford was the Director of Human Resources for CARBO Ceramics Inc. from June 2002 to November 2007. CARBO Ceramics Inc. supplies ceramic proppant for fracturing natural gas and oil wells and also provides well fracture diagnostic services. Prior to working for CARBO Ceramics Inc., Mr. Ford spent his career in various human resource management capacities including a subsidiary of General Dynamics as Manager of Human Resources and Comdial Corporation as Vice President of Human Resources.

Russell D. Griffin, age 48, joined EXCO in January 2008 and became our Vice President of Environmental, Health and Safety in June 2010. Mr. Griffin was previously our Director of Environmental, Health and Safety and Vice President of Health Safety Security and Environment for TGGT Holdings, LLC. Prior to joining EXCO, Mr. Griffin was the Senior Regulatory Representative for Hunt Oil Company, an independent international oil and natural gas exploration and production company, from August 2005 until January 2008. Mr. Griffin joined Hunt Oil Company in August of 1984 and held numerous positions in their Gulf Coast exploration and production operations until August 2005.

Richard L. Hodges, age 60, became our Vice President of Land in October 2000. He began his career with Texaco, Inc. and has served in various land management capacities with several independent oil and gas companies during the past 27 years. He served as Vice President of Land for Central Resources, Inc. until we acquired its properties in September 2000.

John D. Jacobi, age 58, became our Vice President of Business Development and Marketing in February 1999. In 1991, he co-founded Jacobi-Johnson Energy, Inc., an independent oil and natural gas producer, and served as its President until January 1997. He served as the Vice President and Treasurer of Jacobi-Johnson from January 1997 until May 8, 1998, when the company was sold to us.

Harold Jameson, age 44, became a Vice President in March 2011 and also serves as the General Manager of our East Texas/North Louisiana joint venture. His primary focus is on the development of our Haynesville/Bossier shale assets. Prior to the Haynesville shale project, Mr. Jameson served as General Manager of our Vernon Field. Prior to joining EXCO in April 2007, he was employed at Anadarko Petroleum Corporation from 1991 to 2007 where he gained valuable experience in a variety of operating areas including U.S. onshore, offshore and international businesses in both development and exploration roles. Since 2001, Mr. Jameson has been responsible for Asset Management, Production Engineering, Reservoir Engineering and Field Development in the Central Texas, East Texas and North Louisiana operating areas. Mr. Jameson has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a member of the Society of Petroleum Engineers.

Tommy Knowles, age 61, joined EXCO’s Appalachian subsidiary, North Coast Energy, Inc., in 2004 as its Vice President of Exploration & Production, becoming President in October 2005. In August 2007, Mr. Knowles became Vice President and General Manager of our Permian/Rockies Division. Prior to joining North Coast he was the Sr. Vice President of Exploration & Production with Belden and Blake, having been employed there since 1996.

Stephen E. Puckett, age 53, became our Vice President of Reservoir Engineering in December 2006. Mr. Puckett was our Manager of Engineering and Operations from April 2000 until December 2006. From January 1998 until April 2000 he served as a petroleum engineering consultant for Petra Resources, Inc. From March 1993 until January 1998 he worked for Enserch Exploration, Inc. as a reservoir engineer. From May 1981 until January 1993 he was employed by Oryx Energy Company as an operations engineer and reservoir engineer. He is a registered professional engineer in Texas and a member of the Society of Petroleum Engineers.

J. Douglas Ramsey, Ph.D., age 51, became our Vice President—Finance and Special Assistant to the Chairman on June 30, 2009 and became our Treasurer in October 2005. From December 1997 until June 30, 2009, Dr. Ramsey served as our Chief Financial Officer. Dr. Ramsey was one of our directors from March 1998 until October 5, 2005. From March 1992 to December 1997, Dr. Ramsey worked for Coda Energy, Inc. as Financial Analyst and Assistant to the President and then as Financial Planning Manager. Dr. Ramsey also taught finance at various universities including Southern Methodist University in their undergraduate and professional MBA programs.

Paul B. Rudnicki, age 34, became our Vice President of Financial Planning and Analysis in August 2006. From July 2003 until August 2006, Mr. Rudnicki served as Financial Planning Manager. Mr. Rudnicki was a Financial Analyst and Assistant to the Chief Financial Officer from June 2000 to July 2003.

Marcia Reeves Simpson, age 55, joined EXCO in March 2008 as our Vice President of Engineering. Ms. Simpson was employed by J-W Operating Company—Cohort Energy as its Acquisition & Divestiture and Reservoir Engineering Manager from September 2004 until March 2008. From January 2001 until September 2004, Ms. Simpson was a Vice President for Energy Virtual Partners, a start-up exploration and production company. From September 1987 until January 2000, she worked for Mobil Oil Corporation in various leadership positions including U.S. Technology Leader. From June 1978 to September 1987, she worked in several engineering positions for Gulf Oil Corporation/Chevron Corporation. She is a registered professional engineer in Louisiana and she has served in various leadership roles with the Gas Research Institute, the Society of Petroleum Engineers and the Society of Women Engineers over her 30 year career.

Andrew C. Springer, age 50, became our Vice President of Tax in November 2008. From May 2006 until November 2008, Mr. Springer served as our Director of Tax. Mr. Springer began his career in public accounting in 1987 at Arthur Andersen LLP and was named partner in 2001 specializing in mergers and acquisitions. He joined KPMG LLP as a partner in 2002 and served in that role until he left in 2004 to become the Corporate Tax Officer for Tuesday Morning Corporation.

Robert L. Thomas, age 52, became our Chief Information Officer in May 2008. Prior to joining EXCO Resources, Mr. Thomas was the Director of Strategy and Architecture in Global Information Services at ConocoPhillips. Prior to working for ConocoPhillips, Mr. Thomas served Burlington Resources in the US, Canada and UK from 1994 to 2006 in various IT management capacities. Prior to Burlington Resources, Mr. Thomas worked for Oryx Energy Company. He began his career in the seismic data processing center at Sun Oil Company in 1981, and is an active member of the Society of Exploration Geophysicists.

Compensation Discussion and Analysis

Executive Summary

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2011, as well as the other individuals included in the Summary Compensation Table, are referred to as “Named Executive Officers.”

General Philosophy. We believe that the most effective compensation program is one that is designed to reward all of our employees, including but not limited to, our Named Executive Officers, for the achievement of our short-term and long-term strategic goals and the achievement of increased total shareholder return. Through this strategy, we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our Named Executive Officers’ total compensation is comprised of a mix of base salary, cash bonus, long-term incentive compensation, retirement and other benefits and perquisites and other personal benefits.

2011 Overview. Beginning in the last few years through 2011, our Company has undergone a strategic transformation from an acquirer and producer of conventional natural gas properties to a shale-focused exploration and development company in the Haynesville and Marcellus shales. As a result of this transformation, our natural gas production significantly increased in 2011 as compared to 2010 while our per unit operating costs significantly decreased during the same period. Our officers, including our Named Executive Officers, were instrumental in divesting lower natural gas producing shale properties with higher operating costs per unit and investing that capital in the development of higher natural gas producing shale properties with lower operating costs per unit.

Key Compensation Decisions in 2011. We believe that our Named Executive Officer compensation for fiscal 2011 was consistent with the objectives of our compensation philosophy and with our performance. The key compensation actions taken with respect to our Named Executive Officers in 2011 are summarized below:

•	In June 2011, the compensation committee engaged Alvarez & Marsal to conduct an annual review of our total compensation program for our Named Executive Officers, as well as for other key executives.

•

The compensation committee determined to make no base salary changes for our Named Executive Officers in fiscal 2011 or 2012 except to increase Mark E. Wilson’s base salary by 10% to $385,000 effective January 1, 2012.

•

To reward our Named Executive Officers for contributions to the Company’s strategic transformation from an acquirer and producer of conventional natural gas properties to a shale-focused exploration and development company, the compensation committee determined to pay an annual cash bonus in 2011 that was 25% higher than the cash bonus paid in 2010.

•

Long-term incentive compensation continues to make up a significant portion of the Named Executive Officers’ compensation, comprised of equity awards which have value that is closely linked to the Company’s total shareholder return. In 2011, we began awarding our long-term incentive compensation in the form of restricted stock. In August 2011, we granted 104,900 restricted shares to our Named Executive Officers that vest over a three year period in equal portions beginning on the first anniversary of the date of grant. In November 2011, we granted 811,473 shares of restricted stock to our Named Executive Officers that vest over a five year period, with 60% vesting on the third anniversary of the date of grant, 20% on the fourth anniversary of the date of grant and 20% of the fifth anniversary of the date of grant.

•

The compensation committee approved a retention bonus plan for most of our salaried employees in August 2011 pursuant to which Messrs. Hickey, Boeing and Wilson received a special one-time cash bonus, payable over a three year period, to reward them for their significant work involved in the strategic review process that was terminated by the Special Committee in July 2011 and to motivate and incentivize them for future performance. Messrs. Miller and Smith did not receive a cash bonus under the retention bonus plan.

Consistency with Compensation Objectives. We believe that the compensation decisions in 2011 are consistent with our compensation objectives because:

•	Competition for highly skilled, technical employees in the oil and gas industry remained intense in 2011.

•

The compensation committee continues to focus on long-term equity incentive compensation to reward and retain our Named Executive Officers for contributions to the Company’s long-term performance and value.

•	The increase in the annual cash bonus was made as a result of significant improvement in our operating performance due to the efforts of our Named Executive Officers.

•	The payment of a special one-time cash bonus recognized extraordinary effort by certain of our Named Executive Officers without increasing their pay year after year.

Overview of Compensation Program

The compensation committee of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The compensation committee reviews and recommends to our Board of Directors the compensation and benefits for our executive officers, administers our stock plans and assists with the establishment of general policies relating to compensation and benefits for all of our employees. The compensation committee seeks to ensure that the total compensation paid to our officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers are similar to those provided to our other officers and managers. We do not have compensation plans that are solely for executive officers.

The following discussion summarizes in more detail our executive compensation program, including our compensation objectives and philosophies, the processes and sources of input that are considered in determining compensation for our Named Executive Officers and an analysis of the compensation paid to or earned by our Named Executive Officers in 2011.

Compensation Philosophy and Objectives

We believe that the most effective compensation program is one that is designed to reward all of our employees, not just executives, for the achievement of our short-term and long-term strategic goals.

When establishing total compensation for our Named Executive Officers, our compensation committee has the following objectives:

•	to attract, retain and motivate highly qualified and experienced individuals;

•	to ensure that a significant portion of their total compensation is “at risk” in the form of equity compensation; and

•	to offer competitive compensation packages that are consistent with our core values.

From the time our current management team obtained control of EXCO in December 1997 through the end of 2008, our compensation philosophy was to provide all our employees with both cash and stock-based incentives that foster the continued growth and overall success of our company and encourage employees to maximize shareholder value. Under this philosophy, all of our employees, from the most senior executives to entry level, have aligned interests. Through the end of 2008, all newly hired employees were awarded stock options on the first business day of the month following such employee’s hire date and after that only when stock option bonuses were approved by our compensation committee, which generally occurred annually in December. Consistent with our compensation philosophy, these stock option bonuses were granted to all employees, including Named Executive Officers, at the same ratable percentage of each employee’s annual base salary.

Due to our significant growth in employee headcount, particularly in 2007 and 2008, we determined that it was no longer feasible to award stock option bonuses in December at the same ratable percentage for all employees based on each employee’s annual base salary, nor was it feasible to continue awarding stock options to all newly hired employees. It became necessary for us to reexamine our compensation philosophy with respect to our option grant practices in light of current and projected equity award “burn rates” and the number of shares available under the Incentive Plan. At the same time, we were mindful of the need to maintain an incentive structure that would continue to foster our growth and overall success, encourage employees to maximize shareholder value and help us retain valuable personnel. With these realities and goals in mind, effective in December 2008, we modified our compensation policy to provide all our employees with cash incentives and only selected employees with stock-based incentives. As a result, we limited the December 2008 and 2009 stock option bonus awards to approximately 150 selected employees within our organization, including Named Executive Officers. Consistent with our compensation philosophy at that time, the stock option bonuses in 2008 and 2009 were generally granted at the same ratable percentage of each employee’s annual base salary for all selected employees, including Named Executive Officers. Certain employees, including one of our Named Executive Officers, received additional stock option bonuses in December 2009 on a purely discretionary basis for their contributions during 2009 executing our Haynesville shale development program, completing our East Texas/North Louisiana joint ventures with BG Group plc (“BG Group”) and divesting various non-core oil and natural gas properties. Our remaining employees, excluding the employees that received stock options, received additional year-end cash bonuses pursuant to a cash bonus plan in 2008 and 2009. These additional cash bonuses were paid at the same ratable percentage of each applicable employee’s annual base salary, are subject to vesting restrictions that are similar to those under our stock option agreements to foster employee retention and include a change of control multiplier for any unvested amounts to provide an upside incentive similar to stock options. In addition, effective January 1, 2009, awards of stock options to new hires are only made to new employees on a purely discretionary basis, if approved by our compensation committee or pursuant to its delegated authority, and not to all new employees.

In 2010, in light of the limited number of shares available under the Incentive Plan, we reexamined our compensation philosophy with respect to our option grant practices and considered alternatives to our traditional option grant practices that would not compromise or risk retention of our skilled labor force. We continued to believe that our incentive structure should encourage employees to maximize shareholder value and help us retain valuable personnel through the use of stock options and our cash bonus plan. In addition, competition for highly skilled, technical employees in the oil and natural gas industry remained intense, particularly for individuals with experience analyzing and exploiting shale resources. As a result of this reexamination, we determined that the objectives of the December 2010 option grants would be (a) to place a heightened emphasis on rewarding and retaining certain highly skilled personnel, including our Named Executive Officers, and (b) to ensure that a sufficient number of shares would be available under the Incentive Plan for option grants through 2011. We determined that a tiered approach using a Black-Scholes grant date valuation (as opposed to our prior practice of granting option bonuses at the same ratable percentage of each selected employee’s annual base salary) would best accomplish our objectives. Under this tiered approach, officers received stock options with a Black-Scholes valuation as of the date of grant equal to 100% of their base salary and other managers and selected employees received stock options with a Black-Scholes valuation as of the date of grant of either 25% or 50% of their base salary based on their level of responsibility and position within the organization. This tiered approach allowed us to reduce the aggregate number of stock options that we would have otherwise granted using our historical practices but expand the number of selected employees that received stock options from approximately 150 in December 2009 to approximately 225 in December 2010. Our remaining employees, excluding the employees that received stock options, received additional cash bonuses pursuant to a cash bonus plan in 2010.

In 2011, we continued to follow the philosophy and objectives outlined in December 2010 with respect to placing a heightened emphasis on rewarding and retaining certain highly skilled personnel, including our Named Executive Officers, using a tiered long-term incentive approach. Competition for highly skilled, technical employees in the oil and natural gas industry remained intense throughout 2011, particularly for individuals with experience analyzing and exploiting shale resources. In August 2011, we shifted our philosophy of solely using stock options and began using restricted stock with significant vesting periods as an incentive for our officers, including our Named Executive Officers, and our other selected employees primarily because we believed:

•

it was necessary to provide a long-term retention incentive to selected employees to retain our management team following the termination of the Special Committee’s strategic review process in July 2011;

•	restricted stock awards help ensure that a significant portion of selected employees’ total compensation is “at risk”;

•	restricted stock awards allow selected employees to acquire a direct ownership interest in us and therefore be fully aligned with our shareholders;

•

restricted stock awards are less vulnerable than stock options to volatility in our stock price, which is often impacted by volatile swings in the price of natural gas, and therefore serve as a more meaningful long-term retention vehicle even if our stock price decreased in the short-term; and

•

based on market data provided by our outside compensation consultant, awarding restricted stock would allow the Company to offer similar incentives to those companies with whom we compete for skilled talent since approximately 90% of the companies in our peer group issue restricted stock or restricted stock units as part of their executive compensation incentives.

We did not grant any stock options to our Named Executive Officers during the year ended December 31, 2011. Instead, we relied solely on restricted stock grants in 2011 to retain and incentivize our Named Executive Officers. Other selected officers and employees received a mix of restricted stock and stock options in 2011 while our remaining employees, excluding the employees that received restricted stock and stock options, received additional cash bonuses pursuant to a cash bonus plan in 2011.

Role of Executive Officers in Compensation Decisions

Our Board of Directors has delegated authority to the compensation committee to make all compensation decisions for our executive officers and approve all grants of equity awards to our executive officers and certain other selected officers. The compensation committee annually reviews the performance of our chief executive officer. Our chief executive officer and our president annually review the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual bonus award amounts, are presented to the compensation committee. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to our executives and has the final authority to establish the compensation packages for our executive officers.

Setting Executive Compensation

Based on the foregoing objectives, the compensation committee structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving those goals. The compensation committee engaged an outside consulting firm, Meridian, in November 2009 and August 2010 to conduct an annual review of our total compensation program for our Named Executive Officers as well as for other key executives. In June 2011, the compensation committee engaged another outside consulting firm, Alvarez & Marsal, to conduct an annual review of our total compensation program for our Named Executive Officers as well as for other key executives. The outside consulting firms provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our executive officers.

In making compensation decisions, the compensation committee compares each element of total compensation against a peer group of publicly-traded oil and natural gas companies with similar operations and revenue. The peer group consists of companies against which the compensation committee believes we compete for talent and for shareholder investment. Our peer group in 2011 consisted of the following companies: Cabot Oil & Gas Corporation; Cimarex Energy Company; Comstock Resources Inc.; Concho Resources, Inc.; Continental Resources Inc., Denbury Resources Inc.; Forest Oil Corporation; Linn Energy, LLC; Newfield Exploration Company; Penn Virginia Corporation; Plains Exploration & Production Company; Quicksilver Resources Inc.; Range Resources Corporation; Sandridge Energy, Inc.; SM Energy Company; Ultra Petroleum Corporation; and Whiting Petroleum Corporation. From 2010 to 2011, we modified our peer group to remove Mariner Energy, Inc., Petrohawk Energy Corporation, Pioneer Natural Resources, Inc. and W&T Offshore, Inc. and to add Concho Resources, Inc., Linn Energy, LLC and Sandridge Energy, Inc.

We compete with many larger companies for top executive-level talent. Although our compensation committee does not identify specific target ranges for the compensation of each executive officer, the compensation committee has historically set cash compensation (defined as annual salary plus expected cash bonus) for our executive officers between the twenty-fifth and the fiftieth percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the compensation committee’s expectation that, over the long term, we will continue to generate shareholder returns in excess of the average of our peer group.

A significant percentage of total compensation for our executive officers is allocated to stock options and restricted stock awards as a result of our compensation philosophy described above. We believe stock options incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value because income from stock option compensation is realized by our personnel only as a result of the successful performance of our company over time. Restricted stock awards with significant vesting periods such as the awards granted in 2011 to our Named Executive Officers serve a similar objective ensuring that those executives remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation for our executive officers. Rather, the compensation committee relies on each committee member’s knowledge and experience as well as information provided by management and the outside consultant to determine the appropriate level and mix of compensation.

Executive Compensation Components

For the fiscal years ended December 31, 2011, 2010 and 2009, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	cash bonus;

•	long-term incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

We provide Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his position and responsibility by using market and other data that our compensation committee deems relevant. Although our compensation committee does not identify specific target ranges for the base salary of each executive officer, the compensation committee has historically set base salary opportunities for a given position at or above the 50% percentile of the base salary of our peer group. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

During its review of base salaries for executives, the compensation committee primarily considers:

•	market data provided by our outside consultant;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	performance of the executive’s department or functional unit;

•	our operational performance, with respect to our production, reserves, finding and operating costs, drilling results, risk management activities and asset acquisitions;

•	our financial performance, with respect to our cash flow, net income, cost of capital, general and administrative costs and Common Stock price performance;

•	our overall competitive position and outlook relative to our industry;

•	level of responsibility; and

•	leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

Executive salary levels are typically considered annually by our compensation committee. In November 2009, the compensation committee reviewed the annual base salaries for all of our officers, including our Named Executive Officers, and determined that effective January 1, 2010, raises averaging approximately 23% of such officers’ base salaries were appropriate. The compensation committee’s decision was based primarily on the contributions of our officers and other management personnel in 2009 in connection with our Haynesville shale development program, our joint ventures with BG Group, our divestitures of various non-core oil and natural gas properties and our significant reduction in Company indebtedness. The compensation committee believed that the accomplishment of these strategic objectives enhanced the long-term value and future prospects of the Company. The compensation committee also considered market data of our peer group and took into account that our Named Executive Officers had not received salary increases since April 2007.

In November 2010, the compensation committee reviewed the annual base salaries for our Named Executive Officers and decided not to make any changes for fiscal 2011. In November 2011, the compensation committee reviewed the annual base salaries for our Named Executive Officers and decided not to make any changes for fiscal 2012 other than with respect to Mr. Wilson who received a raise equal to 10% of his 2011 base salary. The compensation committee approved increases in the annual base salaries for each Named Executive Officer for fiscal 2010 and believed that those base salary levels remained appropriate for 2011 and 2012 (except with respect to Mr. Wilson) based on an analysis of our peer group and other market data that our compensation committee deemed relevant. Effective January 1, 2012, our Named Executive Officers are paid the following annual base salaries:

•	Douglas H. Miller—$1,000,000

•	Stephen F. Smith—$750,000

•	Harold L. Hickey—$450,000

•	William L. Boeing—$500,000

•	Mark E. Wilson—$385,000

Cash Bonus

Other than the EXCO Resources, Inc. Retention Bonus Plan adopted in August 2011, which is described under “—Long-Term Incentive Compensation—August 2011 Compensation Awards”, we do not have a formal cash bonus plan applicable to our executive officers. Until December 2009, all employees, from the most senior executives of our organization to entry level employees, received the same percentage level cash bonuses, pro-rated for any partial period of service, as those received by our Named Executive Officers. Exceptions were made from time to time to provide additional cash bonuses to certain employees who made extraordinary contributions to our success.

In 2009 and 2010, we paid a year-end cash bonus to each employee and each Named Executive Officer in an amount equal to 20% of their respective annual base salary. In addition, the compensation committee was presented with market data from our independent compensation consultant in November 2009 and 2010 demonstrating that cash bonus levels for most of our executive officers was below the twenty-fifth percentile of our peer group. Based on this market data and the contributions in 2009 and 2010 by our executive officers and other management personnel in connection with our Haynesville shale development program, our joint ventures with BG Group, our divestitures of various non-core oil and natural gas properties and our significant reduction in Company indebtedness, the compensation committee determined that additional year-end cash bonuses were appropriate for 2009 and 2010. As a result, we paid additional year-end cash bonuses averaging approximately 22% and 21% of base salary amounts in 2009 and 2010, respectively, to our executive officers and other management personnel who played significant roles in the accomplishment of those strategic objectives.

In 2011, we paid a year-end cash bonus to each of our Named Executive Officers in an amount 25% higher than their 2010 year-end cash bonus. The increase from 2010 to 2011 in the year-end cash bonus paid to each of our Named Executive Officers was based primarily on the contributions of such officers that led to the strategic transformation of the Company in the last few years and through 2011 from predominantly an acquirer and producer of conventional natural gas properties to a shale-focused exploration and development company in the Haynesville and Marcellus shales. Our Named Executive Officers were instrumental in divesting lower natural gas producing non-shale properties with higher operating costs per unit and investing that capital in the development of higher natural gas producing shale properties with lower operating costs per unit. As a result of this strategic transformation, our natural gas production significantly increased in 2011 as compared to 2010 while our per unit operating costs significantly decreased during the same period.

The payment of any cash bonus to Named Executive Officers must be approved by our compensation committee, whose determination is based on the overall success of our company and not any particular financial, operational or individual performance criteria or target. Each of the Named Executive Officers received the following cash bonus payments in December 2011 for fiscal 2011 performance, in December 2010 for fiscal 2010 performance and in December 2009 for fiscal 2009 performance.

Name	2011 Year-End Cash Bonus	2010 Year-End Cash Bonus	2009 Year-End Cash Bonus
Douglas H. Miller	$500,000	$400,000	$320,000
Stephen F. Smith	$375,000	$300,000	$240,000
Harold L. Hickey	$237,500	$190,000	$170,000
William L. Boeing	$250,000	$200,000	$160,000
Mark E. Wilson	$175,000	$140,000	$135,000

Long-Term Incentive Compensation

Incentive Plan. In many cases, incentives granted under the Incentive Plan comprise the largest portion of our Named Executive Officers’ total compensation package. This plan was originally adopted and approved by the Board of Directors of our predecessor entity in September 2005 and ultimately assumed by us. An amendment to this plan was approved by our shareholders in August 2007 that increased the number of shares of Common Stock authorized for issuance under the plan from 10,000,000 shares to 20,000,000 shares. Another amendment to this plan was approved by our shareholders in June 2009 that increased the number of shares of Common Stock authorized for issuance under the plan from 20,000,000 shares to 23,000,000 shares and required that each share granted that is subject to a full-value award will count as 1.17 shares against the total number of shares we have reserved for issuance under the plan. Another amendment to this plan was approved by our shareholders in October 2011 that increased the number of shares of Common Stock authorized for issuance under the plan from 23,000,000 shares to 28,500,000 shares and required that each share granted that is subject to a full-value award will count as 2.1 shares against the total number of shares we have reserved for issuance under the plan. The stated purpose of the Incentive Plan is to provide financial incentives to selected employees and to promote our long-term growth and financial success by:

•	attracting and retaining employees of outstanding ability;

•	strengthening our capability to develop, maintain and direct a competent management team;

•	providing an effective means for selected employees to acquire an ownership interest in us;

•	motivating employees to achieve long-range performance goals and objectives; and

•	providing incentive compensation competitive with other similar companies.

Another important objective of our long-term incentive compensation is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Our compensation committee administers the Incentive Plan and the awards granted under the Incentive Plan. Awards under the Incentive Plan can consist of incentive stock options, non-qualified stock options, restricted stock, stock appreciation rights and other awards. Until August 2011, we only used stock options under the Incentive Plan as incentives for our employees. We believe stock options incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value because income from stock option compensation is realized by our personnel only as a result of the successful performance of our company over time. In August 2011, we shifted our philosophy of solely using stock options and began using restricted stock with significant vesting periods as an incentive for our officers and other selected employees primarily because we believed:

•

it was necessary to provide a long-term retention incentive to selected employees to maintain a competent management team following the termination of the Special Committee’s strategic review process in July 2011;

•	restricted stock awards help ensure that a significant portion of selected employees’ total compensation is “at risk”;

•	restricted stock awards allow selected employees to acquire a direct ownership interest in us and therefore be fully aligned with our shareholders;

•

restricted stock awards are less vulnerable than stock options to volatility in our stock price, which is often impacted by volatile swings in the price of natural gas, and therefore serve as a more meaningful long-term retention vehicle even if our stock price decreased in the short-term; and

•

based on market data provided by our outside compensation consultant, awarding restricted stock would allow the Company to offer similar incentives to those companies with whom we compete for skilled talent since approximately 90% of the companies in our peer group offer restricted stock or restricted stock units as part of their executive compensation incentives.

Previous awards and grants of stock options and restricted stock, whether vested or unvested, generally have no impact on the current year’s awards and grants unless otherwise considered by our compensation committee.

Stock Option Grants. A stock option becomes valuable only if our Common Stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain our employee. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to increase the market price of our stock. All options are awarded at the NYSE’s closing price of our Common Stock on the date of the grant. The compensation committee has never granted options with an exercise price that is less than the closing price of our Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Pursuant to the terms of our stock option agreements, the stock options granted:

•	are vested as to 25% of the shares subject to the option on the date of grant and will vest an additional 25% on each of the next three anniversaries of the date of grant;

•	expire on either the tenth or the fifth anniversary of the date of grant, or sooner under some circumstances; and

•	become fully vested and exercisable, subject to their early termination as provided in the option agreements, immediately prior to a change of control of us.

Prior to January 1, 2009, all new employees were awarded stock options on the first business day of the month following such employee’s hire date and after that only when stock option bonuses were approved by our compensation committee, which generally occurred annually in December. Effective January 1, 2009, awards of stock options to new hires are made on a purely discretionary basis, if approved by our compensation committee or pursuant to its delegated authority, and not to all new employees. In December 2009, we granted stock option bonuses to selected employees, including all of the Named Executive Officers, such that each applicable employee received an option to purchase that number of shares equal to their annual base salary in 2009 divided by $10. These grants were consistent with our prior compensation philosophy and historical grant rates for these individuals. Our formula at that time for determining stock option grant sizes was to multiply a percentage (historically 10%) by base salary and then convert the resulting amount into a number of stock options where $1 of the resulting amount equals an option to purchase 1 share of stock. Based on this formula, we granted stock options to the Named Executive Officers in December 2009 as set forth in the table below.

Name	2009 Base Salary	2009 Grant Percentage	2009 Stock Options	Grant Date Fair Value
Douglas H. Miller	$800,000	10%	80,000	$790,104
Stephen F. Smith	$600,000	10%	60,000	$592,578
Harold L. Hickey	$350,000	10%	35,000	$345,671
William L. Boeing	$400,000	10%	40,000	$395,052
Mark E. Wilson.	$275,000	10%	27,500	$271,598

In addition, Mr. Wilson received an additional grant of 10,000 stock options in December 2009 on a purely discretionary basis for his contributions during 2009 completing our East Texas/North Louisiana joint ventures with BG Group and divesting various non-core oil and natural gas properties.

As described under “—Compensation Philosophy and Objectives” and in accordance with our modified compensation philosophy, we granted stock option bonuses in December 2010 to selected employees, including all of the Named Executive Officers, using a Black-Scholes grant date valuation ranging from 25% to 100% of such employee’s annual base salary in effect during that year, pro rata for any partial year of service. Based on this formula, we granted stock options to the Named Executive Officers in December 2010 as set forth in the table below.

Name	2010 Base Salary	Grant Date Fair Value	2010 Stock Options
Douglas H. Miller	$1,000,000	$1,000,619	97,400
Stephen F. Smith	$750,000	$749,951	73,000
Harold L. Hickey	$450,000	$449,971	43,800
William L. Boeing	$500,000	$500,310	48,700
Mark E. Wilson.	$350,000	$350,320	34,100

While the grant date fair values of the 2010 stock option grants for each Named Executive Officer increased as compared to 2009, the award levels continued to be significantly below the 50th percentile of our peer group.

Our Named Executive Officers did not receive any stock option grants during the year ended December 31, 2011. Instead, we relied solely on restricted stock grants in 2011 to retain and incentivize our Named Executive Officers and certain other officers. Other selected officers and employees received a mix of restricted stock and stock options in 2011. Our remaining employees who did not receive stock option or restricted stock bonuses received additional cash bonuses pursuant to our cash bonus plan equal to 10% of their annual base salary in December 2011, 2010 and 2009 (excluding bonuses and overtime), with 25% of such bonuses paid immediately and the remainder being paid in three equal annual installments so long as they remain an employee.

Restricted Stock Grants. Restricted stock consists of shares of Common Stock that may not be sold, transferred, pledged, hypothecated, encumbered or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the compensation committee. Restricted stock awards with significant vesting periods, such as the awards granted in 2011 to our Named Executive Officers and other selected employees, help ensure that those individuals remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. Pursuant to the terms of the restricted stock award agreements, the shares of restricted stock granted:

•

to our Named Executive Officers and other selected officers and employees on August 15, 2011 vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date;

•

to our Named Executive Officers and selected officers on November 21, 2011 vest over a five year period with 60% of these shares vesting on the third anniversary of the grant date, 20% of these shares vesting on the fourth anniversary of the grant date and 20% of these shares vesting on the fifth anniversary of the grant date;

•

to our other officers and selected employees on November 21, 2011 vest over a three year period in equal portions beginning on the first anniversary of the grant date, such that 1/3 of the shares vest on the first anniversary of the grant date, 1/3 of the shares vest on the second anniversary of the grant date and 1/3 of the shares vest on the third anniversary of the grant date; and

•

become fully vested, subject to their early termination as provided in the restricted stock award agreements, immediately prior to a change of control of us or upon the death or disability of the holder as defined in the Incentive Plan.

The compensation committee granted, effective November 21, 2011, a total of 1,900,609 shares of restricted stock to a select group of 237 employees, including all of our Named Executive Officers. Under the terms of the Incentive Plan at that time, each share of restricted stock granted counted as 2.1 shares against the total number of shares we have reserved for issuance under the plan, or an aggregate of approximately 3,991,279 shares on the date of grant, subject to future forfeitures of unvested shares prior to the applicable vesting dates.

Each of the Named Executive Officers received the following grants of restricted stock under the Incentive Plan on November 21, 2011.

Named Executive Officer	Number of Restricted Shares Awarded
Douglas H. Miller	266,317
Stephen F. Smith	199,529
Harold L. Hickey	120,218
William L. Boeing	132,741
Mark E. Wilson.	92,668

The additional cash and equity awards (including the August 2011 retention bonus amounts) resulted in 2011 total direct compensation for our executive officers generally being at or above the median of compensation paid to similarly situated executives of the companies comprising our peer group and thus exceeding our historical range of between the twenty-fifth and the fiftieth percentile of the peer group. Total direct compensation is the sum of an individual’s annual salary, cash bonus and the value of the individual’s equity awards granted during that year. The compensation committee determined that the level of 2011 total direct compensation (including the August 2011 retention bonus amounts) was appropriate based primarily on the contributions of our officers that lead to the strategic transformation of the Company in the last few years and through 2011 from predominantly an acquirer and producer of conventional natural gas properties to a shale-focused exploration and development company in the Haynesville and Marcellus shales. Our officers were instrumental in divesting lower natural gas producing non-shale properties with higher operating costs per unit and investing that capital in the development of higher natural gas producing shale properties with lower operating costs per unit. As a result of this strategic transformation, our natural gas production significantly increased in 2011 as compared to 2010 while our per unit operating costs significantly decreased during the same period.

August 2011 Compensation Awards. In August 2011, we (1) adopted the EXCO Resources, Inc. Retention Bonus Plan (the “Retention Bonus Plan”), which is a cash bonus plan, and (2) made restricted stock grants under the Incentive Plan. These awards were in addition to our regular year-end cash bonus and Incentive Plan awards. These changes were made to reward select employees for their past contributions to the Company, especially given the significant work involved in the strategic review process that was terminated by the Special Committee in July 2011, and to motivate and incentivize select employees for future performance. The compensation committee determined that some of the compensation would be in the form of cash while the remainder would be in the form of restricted stock compensation to encourage future performance and align the employee’s interests with those of our shareholders.

A cash retention bonus based on a variable percentage of base salary was paid to all salaried employees other than Douglas H. Miller, our chairman and chief executive officer, and Stephen F. Smith, our president and chief financial officer, each of whom did not receive a cash bonus under the Retention Bonus Plan. Set forth below are the cash bonus amounts awarded to Named Executive Officers in August 2011 pursuant to the Retention Bonus Plan.

Name	Retention Bonus
Douglas H. Miller	$0
Stephen F. Smith	$0
Harold L. Hickey	$450,000
William L. Boeing	$500,000
Mark E. Wilson	$350,000

The retention bonus is paid in three installments: 25% on August 15, 2011, 25% on August 15, 2012 and 50% on August 15, 2013. The retention bonus will be paid only to persons who remain employed with us as of the payment dates; provided, that upon an employee’s death, disability, or a change in control, any unpaid portion of the retention bonus will be paid in a lump sum within thirty (30) days. We expect to pay approximately $20.0 million in the aggregate for these retention bonuses assuming all recipients remain employed with us through the entire two year retention period.

Although the compensation committee has been authorized to make grants of restricted stock pursuant to the Incentive Plan, prior to August 2011 we only used stock options as equity incentive compensation. However, the compensation committee determined on August 4, 2011 to use restricted stock grants as part of its equity incentive compensation program and granted, effective August 15, 2011, a total of approximately 689,100 shares of restricted stock to a select group of 243 employees, including all of our Named Executive Officers. These restricted stock grants vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014. All unvested shares become immediately vested upon a change of control, death or disability as defined in the Incentive Plan. Under the terms of the Incentive Plan at that time, each share of restricted stock granted counted as 1.17 shares against the total number of shares we have reserved for issuance under the plan, or an aggregate of approximately 806,247 shares on the date of grant, subject to future forfeitures of unvested shares prior to the applicable vesting dates.

Each of the Named Executive Officers received the following grants of restricted stock on August 15, 2011.

Named Executive Officer	Number of Restricted Shares Awarded
Douglas H. Miller	34,400
Stephen F. Smith	25,800
Harold L. Hickey	15,500
William L. Boeing	17,200
Mark E. Wilson.	12,000

Historical Long-Term Incentive Grants. The following table shows the number of our employees as of December 31st of each year set forth below, the number of stock options granted to new hires, the number of stock options granted as a year-end bonus and the number of shares of restricted stock granted (excluding the effect of the applicable fungible share ratio) during each of the five years set forth below.

	2011	2010	2009	2008	2007
Number of Employees	1,093	927	802	892	689
Stock Option Awards to New Hires	136,800	443,700	424,750	1,790,800	1,948,500
Annual Option Bonus Awards	659,800	1,744,200	2,543,800	2,288,200	3,000,200
Restricted Stock Awards(1)	2,589,709	—	—	—	—

(1)	The shares of restricted stock granted in 2011 resulted in a reduction of 4,797,526 shares available for issuance under the Incentive Plan due to the effect of the applicable fungible share ratios (subject to future forfeitures of unvested shares prior to the applicable vesting dates).

Stock Ownership Guidelines. We do not have formal stock ownership guidelines. However, our executive officers are encouraged to maintain or establish a significant level of direct stock ownership.

Retirement and Other Benefit Plans

401(k) Plan. All of our employees are eligible to participate in the EXCO Resources, Inc. 401(k) Plan. We match 100% of employee contributions to the 401(k) plan up to the Internal Revenue Service limit with vesting of Company matching contributions based on years of service with us. In addition, our employees may select our Common Stock as an investment option under the 401(k) plan, up to a maximum of 50% of their contribution.

Severance Plan. The Fourth Amended and Restated Severance Plan, or the Severance Plan, is applicable to all of our employees in the event of a change of control. The Severance Plan provides for the payment of severance equal to 1.25 times an employee’s annual base salary in the event the employee’s employment is terminated or there is an adverse change in the employee’s job or compensation within twelve months following a change of control, as defined in the Severance Plan. For more information about the Severance Plan, see “—Compensation of Executive Officers—Potential Payments Upon Termination or Change-in-Control.”

Other Benefits Plans. We offer a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. Our Named Executive Officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of our employees.

Perquisites and Other Personal Benefits

We provided two of our Named Executive Officers in 2011 and 2010 and one of our Named Executive Officers in 2009 with perquisites and other personal benefits that the compensation committee believed were reasonable and consistent with our overall compensation program. Dr. Douglas Ramsey spent approximately 20% of his time on Mr. Douglas H. Miller’s personal business ventures during 2011 and 2010. In addition, Mr. Miller’s administrative assistants spent between approximately 5% and 20% of their time on Mr. Miller’s personal matters during 2011 and 2010 and one of his administrative assistants spent approximately 5% of her time on Mr. Miller’s personal matters in 2009. Mr. Smith’s administrative assistant spent approximately 5% to 10% of her time on Mr. Smith’s personal matters during 2011 and 2010. On limited occasions, executives authorized to use chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of certain members of our senior management. Since we reimburse for use of the aircraft only for business travel and we pay for the aircraft based on the flight hours regardless of the passenger load, there is no incremental direct operating cost to us for the additional passengers. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Attributed costs, if any, of the personal benefits described above for the Named Executive Officers for the fiscal years ended December 31, 2011, 2010 and 2009 are included in the Summary Compensation Table under the heading “All Other Compensation.”

Compensation for our Chief Executive Officer

As our chairman, chief executive officer and founder, Mr. Miller is primarily charged with the creation and implementation of our overall strategy. Mr. Miller has extensive experience and knowledge of the Company, the oil and natural gas industry and capital markets. His insights into our performance and into the oil and natural gas industry are critical to our success. Over the past 14 years, he has helped the Company achieve substantial growth in annual revenues, production and reserves. Since the global financial and credit crisis in late 2008 that contributed to the decline and continued weakness in natural gas prices, Mr. Miller’s leadership has been vital in the strategic transformation of the Company from predominantly an acquirer and producer of conventional natural gas properties to a shale-focused exploration and development company in the Haynesville and Marcellus shales. Under his leadership, we raised significant capital from joint ventures in our shale plays and from divestitures of lower natural gas producing non-shale properties with higher operating costs per unit. We invested those proceeds in the development of higher natural gas producing shale properties with lower operating costs per unit. As a result of this strategic transformation, our natural gas production significantly increased in 2011 as compared to 2010 while our per unit operating costs significantly decreased during the same period. As a significant equity holder, Mr. Miller also has a large portion of his personal wealth tied directly to the performance of our stock price, providing direct alignment with shareholder interests. The compensation committee believes that Mr. Miller has positioned us for substantial growth in reserve potential, production and cash flow as a significant participant in the Haynesville/Bossier shale in East Texas and North Louisiana and the Marcellus shale in Appalachia.

When compared to compensation levels of chief executive officers for our peer companies, Alvarez & Marsal’s survey concluded that Mr. Miller’s total direct compensation in 2011 ranked slightly below the median of his peers. Based on Alvarez & Marsal’s survey and the extraordinary contributions in 2011 by Mr. Miller in connection with our shale development program, the compensation committee determined that Mr. Miller should receive a 2011 year-end bonus of 266,317 shares of restricted stock plus a $500,000 year-end cash bonus which was 25% higher than his 2010 year-end cash bonus. The 266,317 shares of restricted stock vest over five years with 60% vesting on the third anniversary of the grant date, 20% vesting on the fourth anniversary of the grant date and 20% vesting on the fifth anniversary of the grant date. All unvested shares become immediately vested upon a change of control, death or disability as defined in the Incentive Plan. Restricted stock awards with significant vesting periods such as the awards granted in 2011 to Mr. Miller help ensure that he remains with the Company and is incentivized over a long-term horizon to maximize shareholder value. Mr. Miller’s 2011 cash bonus was the same on a percentage basis as our other Named Executive Officers and management personnel who played significant roles in the accomplishment of our strategic objectives during 2011. Mr. Miller did not receive any cash bonus amounts under the Retention Bonus Plan. In addition, the compensation committee determined not to change Mr. Miller’s base salary level for 2012 based on an analysis of our peer group and other market data that our compensation committee deemed relevant.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the competitiveness of our compensation program, we believe that our executive compensation program also should generally be internally equitable taking into account various levels of authority and responsibility of our employees in order to achieve our compensation objectives. When setting executive compensation each year, we informally analyze the relationship between our chief executive officer’s total compensation and the total compensation of our president and our Named Executive Officers. For this purpose, total compensation is calculated in the same manner described in the Summary Compensation Table below. In addition, we consider the internal pay equity between the Named Executive Officers and our other officers and divisional managers. The following table illustrates the internal pay equity ratios among our chief executive officer, our president, our Named Executive Officers and our other officers and divisional managers as of December 31, 2011, 2010 and 2009.

	2011	2010	2009
CEO/President	1.4x	1.4x	1.3x
CEO/Other Named Executive Officers	1.9x	2.0x	1.9x
CEO/Other Officers and Divisional Managers	4.4x	3.4x	3.0x
Named Executive Officers/Other Officers and Divisional Managers	2.7x	2.0x	1.8x

Compensation Business Risk Review

Although portions of our salary and bonus compensation structure are performance-based, we compensate our executive officers and other employees with a salary and bonus structure that is focused on overall company performance and is not based on the achievement of specified targets or milestones by any individual, department or function. We believe this compensation structure protects the Company and its shareholders against excessive risk taking by individuals, departments or functions who may otherwise be motivated to achieve a particular target or milestone even if the achievement of that objective would not necessarily contribute to the overall success of the Company. In addition, our executive officers and other employees have a significant ownership stake in the Company resulting from direct investments and our long-term incentive compensation program. We use stock options and restricted stock awards with significant vesting periods because we believe those types of awards incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value. Restricted stock awards with significant vesting periods such as the awards granted in 2011 to our Named Executive Offices help ensure that those executives remain with the Company and are incentivized over a long-term horizon to maximize shareholder value. Similarly, income from stock option compensation is realized only as a result of the successful performance of our Company over time. The other elements of our compensation are comprised of typical benefit plans, such as a 401(k) Plan and health, life and disability insurance. Accordingly, our compensation committee believes that our compensation policies and practices do not create unreasonable or inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Say-on-Pay Vote

In October 2011, we held a shareholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with over 98% of shareholder votes cast in favor of our say-on-pay resolution. The compensation committee was mindful of this strong say-on-pay vote when making its decisions to grant year-end bonuses in 2011. The compensation committee intends to take the say-on-pay votes into consideration in setting future compensation for our Named Executive Officers. We are mindful of the strong support our shareholders expressed for our compensation philosophy and the compensation committee remains committed to a focus on long-term incentive compensation as a strong incentive to reward our employees, including the Named Executive Officers, for achievement of strategic goals, and we will continue to consider shareholder concerns and feedback in the future.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides generally that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Other than with respect to Mr. Miller, we believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in the future, the compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in compliance with the final regulations that became effective January 1, 2009.

Accounting for Share-Based Compensation

Our predecessor adopted the provisions of ASC 718, upon its formation in August 2005. Upon the closing of a series of mergers in connection with our initial public offering in February 2006, we adopted ASC 718.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE

Robert L. Stillwell, Chairman

Jeffrey D. Benjamin

Earl E. Ellis*

B. James Ford

Mark Mulhern**

Jeffrey S. Serota

*	Effective March 1, 2012, Mr. Ellis no longer serves on the compensation committee.

**	Mr. Mulhern was appointed to the compensation committee on February 22, 2010 and therefore did not participate in setting executive compensation for fiscal 2009 or 2010.

Compensation of Executive Officers

The total compensation paid to our chief executive officer, Mr. Douglas H. Miller, our president and chief financial officer, Mr. Stephen F. Smith, and the other three most highly paid executive officers who received cash compensation in excess of $100,000 for the fiscal years ended December 31, 2011, 2010 and 2009 is set forth in the following Summary Compensation Table:

2011, 2010 AND 2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)(4)	Total ($)
Douglas H. Miller Chairman and Chief Executive Officer	2011	1,000,000	500,000	3,341,102	—	—	—	97,000	4,938,102
	2010	1,000,000	400,000	—	1,000,619	—	—	97,000	2,497,619
	2009	800,000	320,000	—	790,104	—	—	22,000	1,932,104

Stephen F. Smith Vice Chairman, President and Chief Financial Officer	2011	750,000	375,000	2,503,607	—	—	—	22,000	3,650,607
	2010	750,000	300,000	—	749,951	—	—	22,000	1,821,951
	2009	600,000	240,000	—	592,578	—	—	22,000	1,454,578

Harold L. Hickey(5) Vice President and Chief Operating Officer	2011	450,000	350,000	1,507,782	—	—	—	22,000	2,329,782
	2010	450,000	190,000	—	449,971	—	—	22,000	1,111,971
	2009	350,000	170,000	—	345,671	—	—	22,000	887,671

William L. Boeing(5) Vice President, General Counsel and Secretary	2011	500,000	375,000	1,666,113	—	—	—	22,000	2,563,113
	2010	500,000	200,000	—	500,310	—	—	22,000	1,222,310
	2009	400,000	160,000	—	395,052	—	—	22,000	977,052

Mark E. Wilson(5) Vice President, Chief Accounting Officer and Controller	2011	350,000	262,500	1,163,021	—	—	—	22,000	1,797,521
	2010	350,000	140,000	—	350,320	—	—	22,000	862,320
	2009	275,000	135,000	—	370,361	—	—	22,000	802,361

(1)	This column represents the aggregate grant date fair value of restricted stock awards granted to each Named Executive Officer in 2011, 2010 and 2009 in accordance with ASC Topic 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Share-based compensation” and “Note 12. Stock options and awards” to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2012.

(2)	This column represents the aggregate grant date fair value of stock options granted to each Named Executive Officer in 2011, 2010 and 2009 in accordance with ASC Topic 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Share-based compensation” and “Note 12. Stock options and awards” to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2012.

(3)	The amounts shown in this column reflect, for each Named Executive Officer, matching contributions allocated by us to each of the Named Executive Officers pursuant to the EXCO Resources, Inc. 401(k) Plan as follows: Mr. Miller—$22,000; Mr. Smith—$22,000; Mr. Hickey—$22,000; Mr. Boeing—$22,000; and Mr. Wilson—$22,000 for 2011; Mr. Miller—$22,000; Mr. Smith—$22,000; Mr. Hickey—$22,000; Mr. Boeing—$22,000; and Mr. Wilson—$22,000 for 2010; Mr. Miller—$22,000; Mr. Smith—$22,000; Mr. Hickey—$22,000; Mr. Boeing—$22,000; and Mr. Wilson—$22,000 for 2009. For Mr. Miller, this column includes the estimated aggregate incremental cost to the Company related to the use of an estimated 20% of Dr. Ramsey’s time on Mr. Miller’s personal business ventures in 2010 and 2011. We maintain a suite at the American Airlines Center in Dallas, Texas and a suite at the Rangers Ballpark in Arlington, Texas for sporting events and other entertainment purposes. We have not included any amounts related to the suites as a perquisite because tickets to the suites are available to all of our employees on a non-discriminatory basis, with business entertainment purposes having priority as to use. We also did not include any amounts related to Mr. Miller’s use of an estimated 5% to 20% of administrative assistants’ time for personal matters or Mr. Smith’s use of an estimated 5% to 10% of his administrative assistant’s time for personal matters in this table. The aggregate incremental cost to the Company for the use of the assistants’ time is valued at $0.00 because the Company did not incur any additional expenses for such employees as a result of such use.

(4)

Mr. Miller owns two aircraft through DHM Aviation, LLC, or DHM Aviation. During 2011, 2010 and 2009, we reimbursed DHM Aviation for our corporate use of the aircraft. We have not included any amounts related to the aircraft as a perquisite because all travel that is reimbursed by us is restricted to travel that is integrally and directly related to performing the executive’s job and the amounts paid to DHM Aviation are in line with market rates for the charter of similar aircraft. On limited occasions, executives authorized to use a chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of certain members of our senior management. Since we reimburse for use of the aircraft only for business travel and we pay for the aircraft based on the flight hours regardless of the passenger load, there is no aggregate incremental direct operating cost to us for the additional passengers. See “—Transactions with Related Persons—Corporate use of personal aircraft” for additional information on amounts paid to DHM Aviation.

(5)	Bonus column includes cash amounts paid in August 2011 pursuant to the Retention Bonus Plan.

See “—Compensation Discussion and Analysis—Executive Compensation Components—Base Salary” for a discussion of the 2012 base salaries of our Named Executive Officers.

Equity Incentive Awards

The following table sets forth information regarding the plan-based awards under the Incentive Plan granted to each Named Executive Officer during the fiscal year ended December 31, 2011:

2011 FISCAL YEAR GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas H. Miller	8/15/2011	—	—	—	—	—	—	34,400	(2)	—	14.83	$510,152
	11/21/2011	—	—	—	—	—	—	266,317	(3)	—	10.63	$2,830,950

Stephen F. Smith	8/15/2011	—	—	—	—	—	—	25,800	(2)	—	14.83	$382,614
	11/21/2011	—	—	—	—	—	—	199,529	(3)	—	10.63	$2,120,993

Harold L. Hickey	8/15/2011	—	—	—	—	—	—	15,500	(2)	—	14.83	$229,865
	11/21/2011	—	—	—	—	—	—	120,218	(3)	—	10.63	$1,277,917

William L. Boeing	8/15/2011	—	—	—	—	—	—	17,200	(2)	—	14.83	$255,076
	11/21/2011	—	—	—	—	—	—	132,741	(3)	—	10.63	$1,411,037

Mark E. Wilson	8/15/2011	—	—	—	—	—	—	12,000	(2)	—	14.83	$177,960
	11/21/2011	—	—	—	—	—	—	92,668	(3)	—	10.63	$985,061

(1)	Represents the grant date fair value of the awards computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Share-based compensation” and “Note 12. Stock options and awards” to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2012.

(2)	This grant was made in conjunction with our August 2011 restricted stock grants made to Named Executive Officers and selected employees. See “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—August 2011 Compensation Awards” for a discussion of this stock grant.

(3)	This grant was made in conjunction with our year-end restricted stock bonus grants made to Named Executive Officers and selected employees. See “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—Restricted Stock Grants” for a discussion of this stock grant.

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2011:

2011 FISCAL YEAR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas H. Miller	10/5/2005 12/1/2006 12/4/2007 12/11/2008 12/1/2009 12/7/2010 8/15/2011 11/21/2011	1,705,000 60,000 80,000 80,000 60,000 48,700 — —	— — — — 20,000 48,700 — —	— — — — — — — —	$ $ $ $ $ $	7.50 14.62 13.72 7.88 17.60 18.50 — —	10/4/2015 11/30/2016 12/3/2017 12/10/2018 11/30/2019 12/6/2020 — —	— — — — — — 34,400 266,317	— — — — — — 359,480 2,783,013	— — — — — — — —	— — — — — — — —

Stephen F. Smith	10/5/2005 12/1/2006 12/4/2007 12/11/2008 12/1/2009 12/7/2010 8/15/2011 11/21/2011	383,300 40,000 60,000 60,000 45,000 36,500 — —	— — — — 15,000 36,500 — —	— — — — — — — —	$ $ $ $ $ $	7.50 14.62 13.72 7.88 17.60 18.50 — —	10/4/2015 11/30/2016 12/3/2017 12/10/2018 11/30/2019 12/6/2020 — —	— — — — — — 25,800 199,529	— — — — — — 269,610 2,085,078	— — — — — — — —	— — — — — — — —

Harold L. Hickey	10/5/2005 12/1/2006 12/4/2007 12/11/2008 12/1/2009 12/7/2010 8/15/2011 11/21/2011	166,700 30,000 35,000 35,000 26,250 21,900 — —	— — — — 8,750 21,900 — —	— — — — — — — —	$ $ $ $ $ $	7.50 14.62 13.72 7.88 17.60 18.50 — —	10/4/2015 11/30/2016 12/3/2017 12/10/2018 11/30/2019 12/6/2020 — —	— — — — — — 15,500 120,218	— — — — — — 161,975 1,256,278	— — — — — — — —	— — — — — — — —

William L. Boeing	4/5/2006 12/1/2006 12/4/2007 12/11/2008 12/1/2009 12/7/2010 8/15/2011 11/21/2011	500,000 26,200 40,000 40,000 30,000 24,350 — —	— — — — 10,000 24,350 — —	— — — — — — — —	$ $ $ $ $ $	12.36 14.62 13.72 7.88 17.60 18.50 — —	4/4/2016 11/30/2016 12/3/2017 12/10/2018 11/30/2019 12/6/2020 — —	— — — — — — 17,200 132,741	— — — — — — 179,740 1,387,143	— — — — — — — —	— — — — — — — —

Mark E. Wilson	10/5/2005 12/1/2006 12/4/2007 12/11/2008 12/1/2009 12/7/2010 8/15/2011 11/21/2011	30,000 25,000 25,000 27,500 28,125 17,050 — —	— — — — 9,375 17,050 — —	— — — — — — — —	$ $ $ $ $ $	7.50 14.62 13.72 7.88 17.60 18.50 — —	10/4/2015 11/30/2016 12/3/2017 12/10/2018 11/30/2019 12/6/2020 — —	— — — — — — 12,000 92,668	— — — — — — 125,400 968,381	— — — — — — — —	— — — — — — — —

(1)	Pursuant to the terms of the stock option agreements that we entered into with our Named Executive Officers, these options are vested as to 25% of the shares subject to the option on the date of grant and vest an additional 25% on each of the next three anniversaries of the date of grant provided that the holder of the option remains employed with us on that date. These options become fully vested and exercisable, subject to their early termination as provided in the option agreements, immediately prior to a change of control of us.

(2)	All shares reported are time-vested restricted stock. Pursuant to the terms of the restricted stock award agreements that we entered into with our Named Executive Officers on August 15, 2011, these awards vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014, provided that the holder of the restricted stock award remains employed with us on that date. Pursuant to the terms of the restricted stock award agreements that we entered into with our Named Executive Officers November 21, 2011, these awards vest over a five year period with 60% of these shares vesting on the third anniversary of the grant date, 20% of these shares vesting on the fourth anniversary of the grant date and 20% of these shares vesting on the fifth anniversary of the grant date, provided that the holder of the restricted stock award remains employed with us on that date. All restricted stock awards become fully vested and exercisable, subject to their early termination as provided in the restricted stock award agreements, immediately prior to a change of control of us.

(3)	Market value is based on $10.45 per share closing price of our Common Stock as reported on the NYSE as of December 30, 2011.

Option Exercises And Stock Vested During 2011

None of our Named Executive Officers exercised any stock options or held any unvested stock that vested during 2011. As a result, we have not included a table showing option exercises or stock vested during 2011.

Pension Benefits

We do not provide any pension benefits for our Named Executive Officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not provide any nonqualified defined contribution or other deferred compensation plans for our Named Executive Officers.

Potential Payments Upon Termination or Change of Control

Fourth Amended and Restated EXCO Resources, Inc. Severance Plan

On March 16, 2011, the compensation committee of the Board of Directors adopted the Fourth Amended and Restated EXCO Resources, Inc. Severance Plan, or the Severance Plan, which amended, restated and replaced the Company’s prior severance plan. Among other things, the Severance Plan amended the prior severance plan to: (i) increase the amount of severance pay for eligible employees from one times their base pay to 1.25 times their base pay, (ii) extend the protection period following a change of control for eligible employees from six months to twelve months, and (iii) limit the circumstances in which an eligible employee can terminate for “good reason” to a material reduction in base pay or a forced relocation. The Severance Plan provides for the payment of severance in the event the employee’s employment was terminated or there was an adverse change in the employee’s job or compensation, as more specifically described in the Severance Plan, within twelve months following a change of control of EXCO. The Severance Plan is administered by our compensation committee, which has the sole discretion to determine whether an employee’s termination of employment is eligible for payment of severance. All of our regular, full-time employees are eligible to participate in and receive benefits under the Severance Plan.

A change of control is defined under the Severance Plan as the occurrence of any of the following: (i) we are merged or consolidated into or with another entity, and as a result less than a majority of the combined voting power of the surviving entity is held by the holders of our voting stock prior to the merger; (ii) we sell or otherwise transfer all or substantially all of our assets to any person or entity if less than a majority of the combined voting power of such person or entity immediately after such sale or transfer is held by the holders of our voting stock prior to such sale or transfer; (iii) any person is or becomes the beneficial owner, directly or indirectly, of more than 50% of our total voting power; (iv) individuals who on the effective date of the Severance Plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by the Board of Directors then still in office, cease for any reason to constitute a majority of the Board of Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of us. The definition of “change of control” specifically excludes an event in which any subsidiary of EXCO is spun off by means of a rights offering to EXCO’s shareholders or an underwritten public offering, or any combination thereof, even where less than a majority of the voting equity ownership is retained by EXCO.

Severance payment will be made only if the employee fully executes a release form with the plan administrator, to release and forever discharge us from any and all liability which the employee may have against us as a result of employment with or subsequent termination from us. Severance payment is equal to 1.25 times an employee’s base salary to be paid in cash in a lump sum 60 days following termination of employment, provided that we have timely received an executed release form.

The following tables show, as of December 30, 2011, potential payments to our Named Executive Officers for various scenarios involving a change of control, death or disability, using, where applicable, the closing price of our Common Stock of $10.45 as reported on the NYSE as of December 30, 2011. The footnotes listed below the tables apply to all of the tables in this section.

Douglas H. Miller

Chairman and Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Twelve Months After a Change of Control	Termination Not for Cause or Misconduct Within Twelve Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$1,250,000	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	3,142,493	3,142,493	3,142,493	3,142,493	3,142,493
Retention Bonus Plan(5)	—	—	—	—	—

Total	$3,142,493	$4,392,493	$3,142,493	$3,142,493	$3,142,493

Stephen F. Smith

Vice Chairman, President and Chief Financial Officer

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Twelve Months After a Change of Control	Termination Not for Cause or Misconduct Within Twelve Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$937,500	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	2,354,688	2,354,688	2,354,688	2,354,688	2,354,688
Retention Bonus Plan(5)	—	—	—	—	—

Total	$2,354,688	$3,292,188	$2,354,688	$2,354,688	$2,354,688

Harold L. Hickey

Vice President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Twelve Months After a Change of Control	Termination Not for Cause or Misconduct Within Twelve Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$562,500	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	1,418,253	1,418,253	1,418,253	1,418,253	1,418,253
Retention Bonus Plan(5)	337,500	337,500	337,500	337,500	337,500

Total	$1,755,753	$2,318,253	$1,755,753	$1,755,753	$1,755,753

William L. Boeing

Vice President, General Counsel and Secretary

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Twelve Months After a Change of Control	Termination Not for Cause or Misconduct Within Twelve Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$625,000	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	1,566,883	1,566,883	1,566,883	1,566,883	1,566,883
Retention Bonus Plan(5)	375,000	375,000	375,000	375,000	375,000

Total	$1,941,883	$2,566,883	$1,941,883	$1,941,883	$1,941,883

Mark E. Wilson

Vice President, Chief Accounting Officer and Controller

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Twelve Months After a Change of Control	Termination Not for Cause or Misconduct Within Twelve Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$437,500	$—	$—	$—
Long-term Equity Incentives
—Unvested Stock Options(3)	—	—	—	—	—
—Unvested Restricted Stock Awards(4)	1,093,781	1,093,781	1,093,781	1,093,781	1,093,781
Retention Bonus Plan(5)	262,500	262,500	262,500	262,500	262,500

Total	$1,356,281	$1,793,781	$1,356,281	$1,356,281	$1,356,281

(1)	The officer shall not be eligible to receive a severance payment if either (i) he receives a comparable offer of employment from any other operation of EXCO or any of its affiliate organizations, regardless of whether he accepts such offer or (ii) he receives and accepts a transfer of employment to any other operation of EXCO or any of its affiliate organizations.

(2)	Represents a payment equal to 1.25 times officer’s annual base salary pursuant to our Severance Plan.

(3)	Excludes stock options that are currently exercisable. The exercise price of all unvested stock option awards exceeded the $10.45 closing price of our Common Stock as reported on the NYSE on December 30, 2011. Pursuant to the terms of each stock option award, all options become fully vested automatically upon a change of control or upon the death or the total and permanent disability of the officer.

(4)	Pursuant to the terms of each restricted stock award agreement, all shares of restricted stock become fully vested automatically upon a change of control or upon the death or the total and permanent disability of the officer.

(5)	Neither Mr. Miller nor Mr. Smith received any cash bonus awards pursuant to the Retention Bonus Plan. The retention bonus is paid in three installments: 25% on August 15, 2011, 25% on August 15, 2012 and 50% on August 15, 2013. The retention bonus will be paid only to persons who remain employed with us as of the payment dates; provided, that upon an employee’s death, disability, or a change in control, any unpaid portion of the retention bonus will be paid in a lump sum within thirty (30) days.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2011, the compensation committee was comprised of Messrs. Stillwell (chair), Benjamin, Cebula (until his departure from the Board of Directors on August 12, 2011), Ellis, Ford, Mulhern and Serota.

During the fiscal year ended December 31, 2011, no member of our compensation committee is or has been an officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of our executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2011 with respect to our equity compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	15,670,768	$13.44	2,670,634
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

Total	15,670,768	$13.44	2,670,634

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Our officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% shareholders were timely met except that each of Jeffrey D. Benjamin, Robert L. Stillwell and Douglas H. Miller reported one transaction with respect to fiscal 2011 on a late Form 4. With respect to Messrs. Benjamin and Stillwell, each of the transactions reported in the late Form 4 filings was attributable to additional shares reserved by the Company for the benefit of such directors on a deferred basis following our first quarter 2011 quarterly cash dividend payment pursuant to the Director Plan. With respect to Mr. Miller, the transaction reported in the late Form 4 filing was attributable to the sale by the plan administrator of shares in Mr. Miller’s 401(k) account to fund an account loan.

Transactions with Related Persons

Corporate use of personal aircraft

We have periodically chartered, for company business, two jet aircraft from DHM Aviation, LLC, a company owned by Douglas H. Miller, our chairman and chief executive officer. The Board of Directors has adopted a written policy covering the use of these aircraft. The Company believes that prudent use of a chartered private airplane by our senior management while on company business can promote efficient use of management time. Such usage can allow for unfettered, confidential communications among management during the course of the flight and minimize airport commuting and waiting time, thereby promoting maximum use of management time for company business. However, we restrict the use of the aircraft to priority company business being conducted by senior management in a manner that we believe is cost effective for us and our shareholders. As a result, EXCO’s reimbursed use of the aircraft is restricted to travel that is integrally and directly related to performing senior management’s jobs. Such use must be approved in advance by certain members of our senior management. On limited occasions, executives authorized to use a chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of certain members of our senior management. We maintain a detailed written log of such usage specifying the company personnel (and others, if any) that fly on the aircraft, the travel dates and destination(s), and the company business being conducted. In addition, the log contains a detail of all charges paid or reimbursed by us with supporting written documentation.

In the event that the aircraft are chartered for a mixture of company business and personal use, all charges will be reasonably allocated between company reimbursed charges and charges to the person using the aircraft for personal use.

At least annually, and more frequently if requested by the audit committee, our Director of Internal Audit surveys fixed base operators and other charter operators to ascertain hourly flight rates for aircraft of comparable size and equipment in relation to DHM Aviation, LLC’s aircrafts. This survey also ascertains other charges (including fuel surcharges) invoiced by such charter operators. Based on the results of such survey, senior management recommends to the audit committee appropriate revisions, if any, to the charter rates and fuel surcharges. The audit committee then establishes hourly rates and fuel surcharges EXCO will pay for the use of the aircraft. The present hourly rate paid by EXCO for use of these aircraft is in line with market rates for similar aircraft. In addition, EXCO pays for customary out-of-pocket catering expenses, landing fees and excise taxes invoiced for a flight and any out-of-pocket expenses incurred by the pilots.

In August 2009, the audit committee approved a rate of $5,400 per flight hour plus a $400 per flight hour surcharge for the larger aircraft and a rate of $3,700 per flight hour plus a $400 per flight hour surcharge for the smaller aircraft. In November 2010, the audit committee reduced the rate for the larger aircraft to $5,300 per flight hour plus a $300 per flight hour fuel surcharge. Effective June 1, 2011, the audit committee adjusted the rate for the larger aircraft to $5,200 per flight hour plus a $400 per flight hour fuel surcharge.

From January 1, 2011 through March 31, 2012, expenses incurred by EXCO payable directly to DHM Aviation, LLC or indirectly through an invoicing agent for use of these aircraft aggregated approximately $330,000. In August 2010, the Company purchased a jet aircraft for corporate purposes. Since that time, the Company primarily uses its own aircraft for business travel and charters Mr. Miller’s aircraft less frequently when deemed necessary by our senior management either because the Company’s aircraft is already scheduled for use or is unavailable due to maintenance or other requirements.

Contractor relationship with Jeff Smith

Until January 1, 2012, Jeff Smith, the son of Stephen F. Smith, our President, Chief Financial Officer and one of our directors, owned a 50% interest in S&S Directional Drilling, LLC (“S&S”). Several vendors or their affiliates of TGGT Holdings, LLC, or TGGT, a joint venture midstream entity owned 50/50 by EXCO and BG Group, subcontracted with S&S in 2011 to provide equipment for shallow pipe-line construction directional drilling services. From January 1, 2011 through December 31, 2011, S&S was paid approximately $3.8 million by these vendors and/or their affiliates for the use of equipment in connection with services provided to TGGT. On January 1, 2012, EXCO’s preferred service provider in East Texas and Louisiana (the “Preferred Service Provider”) purchased 100% of the membership interests of S&S, including the 50% interest owned by Mr. Smith’s son (the “S&S Transaction”). As a result of the S&S Transaction, S&S became a direct vendor of TGGT and EXCO and their preferred service provider for pipe-line construction directional drilling in East Texas and Louisiana. Mr. Smith’s son serves as the vice president of directional drilling and owns less than a 0.5% equity interest in the Preferred Service Provider.

Relationship with Kyle Hickey

Kyle Hickey, the son of Harold L. Hickey, our Vice President and Chief Operating Officer, was retained by us as a consultant to perform land functions from January 1, 2011 until he became one of our employees in May 2011. From January 1, 2011 through March 31, 2012, fees and compensation paid to Mr. Kyle Hickey totaled approximately $142,500.

Audit Committee Review

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions that are required to be disclosed under Item 404 of Regulation S-K. Our Audit Committee Charter requires all transactions with related persons to be pre-approved by the Audit Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their views on the Company’s executive compensation. Because this is an advisory vote, this proposal is not binding upon the Company, our Board of Directors or the compensation committee; however, the compensation committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. To the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address these concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of our short-term and long-term strategic goals.

When establishing total compensation for our Named Executive Officers, our compensation committee has the following objectives:

•	to attract, retain and motivate highly qualified and experienced individuals;

•	to ensure that a significant portion of their total compensation is “at risk” in the form of equity compensation; and

•	to offer competitive compensation packages that are consistent with our core values.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation program as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion, is hereby APPROVED.”

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the advisory vote on executive compensation proposal. This is a non-binding advisory vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011 was KPMG LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The audit committee of the Company has selected the firm of KPMG LLP as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2012.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS

VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Fees

Aggregate fees for professional services provided to us by our principal accountant, KPMG LLP, for the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
	(in thousands)
Audit Fees(a)	$2,341	$2,165
Audit-Related Fees(b)	6	204
Tax Fees(c)	76	75
All Other Fees(d)	—	15

Total	$2,423	$2,459

(a)	Fees for audit services include fees associated with the annual audit, the reviews of EXCO’s quarterly reports on Form 10-Q and Sarbanes-Oxley compliance test work.

(b)	Audit-related fees principally include costs incurred related to accounting consultations related to generally accepted accounting principles and the application of generally accepted accounting principles to proposed transactions.

(c)	Tax fees include tax compliance and tax planning.

(d)	All other fees principally include costs incurred related to our enterprise risk assessment.

In considering the nature of the services provided by KPMG LLP, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with KPMG LLP and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

The audit committee has adopted a policy that requires advance approval of all audit services and non-audit services performed by the independent registered public accounting firm or other public accounting firms. Audit services approved by the audit committee within the scope of the engagement of the independent registered public accounting firm are deemed to have been pre-approved. The policy further provides that pre-approval of non-audit services by the independent registered public accounting firm will not be required if:

•

the aggregate amount of all such non-audit services provided by the independent registered public accounting firm to us does not constitute more than 5% of the total amount of revenues paid by us to the independent auditor during that fiscal year;

•	such non-audit services were not recognized by us at the time of the independent registered public accounting firm’s engagement to be non-audit services; and

•	such non-audit services are promptly brought to the attention of the audit committee and approved by the audit committee prior to the completion of the audit.

The audit committee may delegate to one or more members of the audit committee the authority to grant pre-approval of non-audit services provided that such member or members reports any decision to the audit committee at its next scheduled meeting.

The audit committee pre-approved all of the aggregate audit fees, audit-related fees, tax fees and other fees set forth in the table above.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their judgment, unless directed by the proxy to do otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of the Record Date (unless otherwise specified) the number and percentage of shares of our Common Stock beneficially owned by (i) each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock and (ii) each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to us. In computing the number of shares of Common Stock beneficially owned by a person and the beneficial ownership percentage of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership of our Common Stock is based upon 216,662,621 shares of Common Stock outstanding as of the Record Date. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

Principal Shareholders

	Common Stock Beneficial Ownership
Beneficial owner	Shares	% of Class
Holders of more than 5%

Oaktree Capital Group Holdings GP, LLC(1) 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90071	36,856,446	17.0%

WL Ross & Co. LLC(2) 1166 Avenue of the Americas New York, New York 10036	29,504,077	13.6%

Janus Capital Management LLC(3) 151 Detroit Street Denver, CO 80206	13,975,999	6.5%

Ares Management LLC(4) 1999 Avenue of the Stars Suite 1900 Los Angeles, CA 90067	13,151,537	6.1%

(1)	Based solely on the information contained in the Form 4 filed with the SEC on December 16, 2011.

(2)	Based solely on the information contained in the Schedule 13D/A filed with the SEC on March 5, 2012.

(3)	Based solely on the information contained in the Schedule 13G filed with the SEC on February 14, 2012.

(4)	Based solely on the information contained in the Schedule 13D/A filed with the SEC on August 31, 2011.

Executive Officers and Directors

Beneficial owner	Shares(1)	Options exercisable within 60 days	Percentage of shares outstanding
Named Executive Officers
Douglas H. Miller(2)	3,287,814	2,033,700	1.5%
Stephen F. Smith(3)	1,358,650	624,800	*
William L. Boeing(4)	819,591	660,550	*
Harold L. Hickey(5)	716,977	314,850	*
Mark E. Wilson(6)	292,646	152,675	*
Directors
Jeffrey D. Benjamin(7)	560,575	65,000	*
Earl E. Ellis(8)	641,896	65,000	*
B. James Ford(9)	65,000	65,000	*
Mark Mulhern(10)	65,954	52,500	*
T. Boone Pickens, Jr.(11)	9,334,100	65,000	4.3%

Beneficial owner	Shares(1)	Options exercisable within 60 days	Percentage of shares outstanding
Wilbur L. Ross, Jr.(12)	—	—	—
Jeffrey S. Serota(13)	65,000	65,000	*
Robert L. Stillwell(14)	156,697	65,000	*
All executive officers and directors as a group (13 persons)	17,364,900	4,229,075	7.9%

(1)	Includes the options exercisable within 60 days of the Record Date shown in the options column.

(2)	Includes (i) 406,225 shares of our Common Stock held in various trusts for the benefit of immediate family members, (ii) 15,948 shares held in a 401(k) account, (iii) 34,400 shares of restricted stock issued on August 15, 2011 that vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014 and (iv) 266,317 shares of restricted stock issued on November 21, 2011 that vest over five years with 60% vesting on November 21, 2014, 20% vesting on November 21, 2015 and 20% vesting on November 21, 2016.

(3)	Includes (i) 497,521 shares of our Common Stock held in various trusts for the benefit of immediate family members, (ii) 11,000 shares held in a 401(k) account, (iii) 25,800 shares of restricted stock issued on August 15, 2011 that vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014 and (iv) 199,529 shares of restricted stock issued on November 21, 2011 that vest over five years with 60% vesting on November 21, 2014, 20% vesting on November 21, 2015 and 20% vesting on November 21, 2016.

(4)	Includes (i) 17,200 shares of restricted stock issued on August 15, 2011 that vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014 and (ii) 132,741 shares of restricted stock issued on November 21, 2011 that vest over five years with 60% vesting on November 21, 2014, 20% vesting on November 21, 2015 and 20% vesting on November 21, 2016.

(5)	Includes (i) 11,944 shares of our Common Stock held in a 401(k) account, (ii) 15,500 shares of restricted stock issued on August 15, 2011 that vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014 and (iii) 120,218 shares of restricted stock issued on November 21, 2011 that vest over five years with 60% vesting on November 21, 2014, 20% vesting on November 21, 2015 and 20% vesting on November 21, 2016.

(6)	Includes (i) 1,353 shares of our Common Stock held in a 401(k) account, (ii) 5,006 shares of our common stock held in an IRA account, (iii) 12,000 shares of restricted stock issued on August 15, 2011 that vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014 and (iv) 92,668 shares of restricted stock issued on November 21, 2011 that vest over five years with 60% vesting on November 21, 2014, 20% vesting on November 21, 2015 and 20% vesting on November 21, 2016.

(7)	Includes the right to acquire 33,572 shares of our Common Stock pursuant to the Director Plan granted to Mr. Benjamin as deferred compensation in lieu of cash for his service on our Board of Directors and committees. These shares vest immediately and are to be settled in our Common Stock upon the earlier to occur of (1) as soon as administratively feasible after the date on which Mr. Benjamin incurs a “Termination of Service” under the Director Plan and (2) a “Change in Control” under the Director Plan. See “—Director Compensation” for a discussion of the Director Plan.

(8)	Includes (i) 98,976 shares of our Common Stock held by his spouse in a trust for the benefit of an immediate family member and (ii) 14,893 shares of our Common Stock issued pursuant to the Director Plan to Mr. Ellis in lieu of cash compensation for his service on our Board of Directors and committees. See “—Director Compensation” for a discussion of the Director Plan.

(9)

These shares represent the vested portion of (i) a stock option to purchase 50,000 shares of our Common Stock issued to Mr. Ford, a Managing Director of Oaktree, as an initial grant upon becoming one of our directors in December 2007, (ii) a stock option to purchase 15,000 shares of our Common Stock issued to

Mr. Ford on December 1, 2009, (iii) a stock option to purchase 5,000 shares of our Common Stock issued to Mr. Ford on November 5, 2010 and (iv) a stock option to purchase 5,000 shares of our Common Stock issued to Mr. Ford on November 4, 2011. These stock options are held directly by Mr. Ford for the benefit of Oaktree. Pursuant to the policies of Oaktree, Mr. Ford must hold these stock options on behalf of and for the sole benefit of Oaktree and has assigned all economic, pecuniary and voting rights to Oaktree. Mr. Ford disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein. Amounts reported do not include the shares of our Common Stock referred to in note 1 to the beneficial ownership table for “Holders of more than 5%” above, with respect to which Mr. Ford disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(10)	In connection with Mr. Mulhern’s appointment to our Board of Directors on February 1, 2010, Mr. Mulhern was granted an option to purchase 65,000 shares of our Common Stock, of which 48,750 have vested. Mr. Mulhern was granted (i) an option to purchase 5,000 shares of our Common Stock on November 5, 2010, of which 2,500 have vested, and (ii) an option to purchase 5,000 shares of our Common Stock on November 4, 2011, of which 1,250 have vested. Also includes 4,454 shares of our Common Stock issued pursuant to the Director Plan to Mr. Mulhern in lieu of cash as compensation for his service on our Board of Directors and committees.

(11)	Includes 9,269,100 shares of Common Stock held in an account with a bank and pledged as collateral security for the repayment of debit balances, if any, in such account.

(12)	Based solely on the information contained in the Schedule 13D/A filed with the SEC on March 5, 2012. Amounts reported do not include the shares of our Common Stock referred to in note 2 to the beneficial ownership table for “Holders of more than 5%” above, with respect to which Mr. Ross disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(13)	In connection with Mr. Serota’s appointment to our Board of Directors in March 2007, Mr. Serota was granted options to acquire 50,000 shares of our Common Stock, all of which have vested. Mr. Serota was granted an option to purchase 15,000 shares of our Common Stock on December 1, 2009, of which 11,250 have vested. Mr. Serota was granted an option to purchase 5,000 shares of our Common Stock on November 5, 2010, of which 2,500 have vested. Mr. Serota was granted an option to purchase 5,000 shares of our Common Stock on November 4, 2011, of which 1,250 have vested. All of these stock options are held by Mr. Serota for the benefit of Ares. Pursuant to the policies of Ares, Mr. Serota holds these stock options as a nominee for the sole benefit of Ares and has assigned all economic, pecuniary and voting rights to Ares. Mr. Serota disclaims beneficial ownership of these securities. Amounts reported do not include the shares of our Common Stock referred to in note 4 to the beneficial ownership table for “Holders of more than 5%” above, with respect to which Mr. Serota disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(14)	Includes (i) 10,000 shares of our Common Stock held by his spouse and (ii) the right to acquire 4,997 shares of our Common Stock pursuant to the Director Plan granted to Mr. Stillwell as deferred compensation in lieu of cash for his service on our Board of Directors and committees. These shares vested immediately and are to be settled in our Common Stock upon the earlier to occur of (1) as soon as administratively feasible after the date on which Mr. Stillwell incurs a “Termination of Service” under the Director Plan and (2) a “Change in Control” under the Director Plan. See “—Director Compensation” for a discussion of the Director Plan.

*	Less than 1%.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder proposals to be included in the proxy statement for the next annual meeting must be received by the Company at its principal executive offices on or before December 18, 2012, or, if the Company holds its next annual meeting on a date that is more than 30 days from the anniversary of the 2012 Annual Meeting, a reasonable time before the Company begins to print and send its proxy materials, for inclusion in the Company’s proxy statement relating to that meeting. Shareholders wishing to submit proposals to be presented directly at the 2013 Annual Meeting of Shareholders instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws. To be timely in connection with an annual meeting, a shareholder proposal or nomination must be received by the Company at its principal executive offices not before January 31, 2013 or after March 1, 2013, except that if the date of the annual meeting is more than 30 days before or 60 days after the one year anniversary of the 2013 Annual Meeting, such proposal or nomination must be received on or before whichever of the following occurs later: (i) 70 calendar days before the annual meeting or (ii) the close of business on the 7th day following the earlier of the date on which notice of the annual meeting is first mailed or public announcement of the date of the annual meeting is first made.

ANNUAL REPORT

Our Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2011 accompanies the mailing of this proxy statement.

By Order of the Board of Directors,

William L. Boeing

Vice President, General Counsel and Secretary

Dallas, Texas

April 16, 2012

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

EXCO Resources, Inc.

VOTE BY INTERNET OR TELEPHONE QUICK ««« EASY ««« IMMEDIATE

As a shareholder of EXCO Resources, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 30, 2012.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537	OR	Vote Your Proxy by mail:
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	X

1.	Proposal to elect 01 Douglas H. Miller, 02 Stephen F. Smith, 03 Jeffrey D. Benjamin, 04 Earl E. Ellis, 05 B. James Ford, 06 Mark Mulhern, 07 T. Boone Pickens, 08 Wilbur L. Ross, Jr., 09 Jeffrey S. Serota and 10 Robert L. Stillwell as directors to the Board of Directors, each for a one-year term.	FOR all nominees listed to the left (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐	2.	Advisory vote to approve executive compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
						FOR	AGAINST	ABSTAIN
				3.	Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐

	(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below)				The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

                COMPANY ID:

                PROXY NUMBER:

                ACCOUNT NUMBER:

Signature	Signature (if held jointly)	Date	, 2012.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 Dallas, Texas 75251 (214) 368-2084 • Fax (214) 368-2087

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas H. Miller, Stephen F. Smith and William L. Boeing, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock, par value $0.001 per share, of EXCO Resources, Inc. held of record by the undersigned on April 9, 2012 at the annual meeting of shareholders to be held at 10:00 a.m. local time on May 31, 2012 at the Westin Park Central, Salon F, 12720 Merit Drive, Dallas, Texas 75251 or any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.

The Board of Directors recommends that the shareholders vote “FOR” Proposals 1, 2 and 3. Please review carefully the proxy statement delivered with this proxy.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the other side)